EXHIBIT 10.3

EXECUTION COPY

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

Between

Motorola Trademark Holdings, LLC (Licensor)

and

Motorola, Inc., which will change its name to

Motorola Solutions, Inc. (Licensee)

Effective Date: July 30, 2010

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

13.8	Jurisdiction	46

13.9	Limitation on Damages	46

13.10	No Third-Party Beneficiaries	46

13.11	Notices	46

13.12	Recordation of Agreements; Cooperation	47

13.13	Relationship Created	47

13.14	Successors	47

13.15	Survival	47

13.16	Waiver; Election of Remedies	47

SCHEDULES

A.	Motorola Marks	S-1

B.	Solutions Licensed Marks - Exclusive	S-2

C.	Solutions Licensed Marks - Non-Exclusive	S-3

D.	Solutions Exclusive Fields of Use	S-4

E.	Solutions Non-Exclusive Fields of Use	S-10

F.	Solutions Licensed Domain Names	S-11

G.	Solutions Licensed Trade Names – Through Separation	S-21

H.	Solutions Licensed Trade Names – From and After Separation	S-24

I.	Excluded Fields of Use	S-25

J.	Notices	S-26

EXHIBITS

A.	Master Brand Usage Guidelines	E-1

B.	Approved Sublicense Agreement	E-24

C.	Quality Control Reporting Protocols	E-25

D.	Select codes and categories from the 2007 North American Industry Classification System for Enterprise Customers	E-32

E.	Select codes and categories from the 2007 North American Industry Classification System for Government, Public Safety, and Military Customers	E-40

-iii-

EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated license agreement (the “Agreement”), effective as of July 30, 2010 (the “Effective Date”), is entered into this        day of November, 2010 by and between Motorola Trademark Holdings, LLC (“Licensor” or “Owner”), a Delaware limited liability company with a principal address of 600 North US Highway 45, Libertyville, IL 60048, and Motorola, Inc., which will change its name on or about January 1, 2011, and be known as Motorola Solutions, Inc. (“MINC,” “Licensee” or “Solutions”), a Delaware corporation with a principal address of 1303 E. Algonquin Road, Schaumburg, IL 60196 (Licensor and Licensee each a “Party” and together the “Parties”).

WHEREAS, MINC has determined that it would be appropriate, desirable and in the best interests of MINC and MINC’s stockholders to separate the Mobile Devices and Home businesses (collectively, the “Transferred Businesses”) from MINC;

WHEREAS, in order to effectuate the foregoing, MINC, Motorola SpinCo Holdings Corporation, a Delaware corporation and wholly-owned subsidiary of MINC (“Spinco”), and Motorola Mobility, Inc., a wholly-owned subsidiary of MINC (“Mobility”), are entering into a Master Separation and Distribution Agreement (“MSDA Agreement”), which provides, among other things, subject to the terms and conditions thereof for the contribution or transfer of certain assets and liabilities of the Transferred Businesses to Spinco, Mobility and certain of their Subsidiaries and the Distribution, each of the foregoing terms as more specifically defined in the MSDA Agreement (collectively, the “Separation Transactions”), and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

WHEREAS, in connection with the Separation Transactions, MINC is contributing all of its rights, title and interests in, to and under the trademarks, service marks, trade names, logos, slogans, designs, trade dress, domain names and other proprietary designations, including but not limited to the trademark applications and registrations therefor set forth on Schedule A hereto, as it may be amended from time to time, and all other applications and registrations therefor, along with all related common law marks and all appurtenant goodwill (collectively, the “Motorola Marks”) to Licensor, a wholly-owned subsidiary of Mobility, except that MINC will have a right to continue to use certain Motorola Marks pursuant to the terms, conditions and limitations of this Agreement;

WHEREAS, upon such contribution, Licensor will own the Motorola Marks;

WHEREAS, Licensor and Licensee, or their predecessors in interest, have previously used the Motorola Marks and variations thereof in association with various fields of commercial activity, including, without limitation, the development, manufacture and sale of high quality communications devices and equipment;

WHEREAS, as a result of their commercial activity under the Motorola Marks and variations thereof, the Motorola Marks are now exclusively and distinctively associated with the products and services made, offered, endorsed, distributed, and/or approved by Licensor and Licensee or their predecessors in interest, and with the high quality of such products and services;

WHEREAS, in connection with the Separation Transactions, the Parties entered into a license agreement on July 30, 2010 (the “Prior Agreement”) to allow Licensee to continue to use certain Motorola Marks as set forth in the Prior Agreement and to avoid to the extent possible any potential customer or consumer confusion that might otherwise arise as a result of the foregoing described transactions;

WHEREAS, in connection with the Separation Transactions, this Amended and Restated Agreement is to allow Licensee to continue to use certain Motorola Marks as set forth herein and to avoid to the extent possible any potential customer or consumer confusion that might otherwise arise as a result of the foregoing described transactions, and supersedes all prior agreements, including the Prior Agreement, discussions and understandings between the Parties related to its subject matter;

WHEREAS, Licensee wishes to have a right to continue to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in the Solutions Fields of Use in the Territory, all as specifically defined and described herein, in accordance with the terms, conditions and limitations of this Agreement;

WHEREAS, Licensor wishes Solutions to have a license to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in the Solutions Fields of Use in the Territory, subject to the terms, conditions and limitations of this Agreement and all as specifically defined and described herein;

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Defined terms, indicated by use of initial capitalization, shall have the meaning ascribed to them in this Article 1, or for the defined terms not defined in this Article 1, shall have the meaning ascribed to them in the context upon their first occurrence in this Agreement.

1.1         “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

1.2         “Archives” means the extensive collection of documents, records and other materials of value and historical interest relating to the activities, business dealings and history of the Motorola Marks.

1.3         “Bankruptcy Code” means Title 11 of the United States Code.

1.4         “Business Environment Uses” has the meaning set forth in Section 2.4 hereof.

1.5         “Change of Control” means the consummation of any transaction or series of related transactions (i) pursuant to which Persons other than those Persons holding equity securities immediately prior to such transaction(s), become the direct or indirect, beneficial or record holders of shares or other equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power of a Party; and (ii) which results in the sale or other transfer of all or substantially all of the assets of a Party.

1.6         “Confidential Information” means any information, technical data, or know-how (either oral, written, digital or in any other format), including information or documents that are marked or otherwise identified as “confidential” or are reasonably understood to be of a confidential nature, including but not limited to that which relates to research, product or promotion plans, products, services, sales figures, markets, inventions, processes, procedures, designs, drawings, engineering, software, hardware configuration information, customer data, marketing or finances relating to a Party, including such Party’s respective Affiliates that is provided to or otherwise obtained by either Party (including any Affiliates, parent and subsidiary companies, officers, directors, employees, agents or contractors of such Party) from, either directly or indirectly, the other Party (including any Affiliates, parent and subsidiary companies, officers, directors, employees, agents or contractors of such other Party), as the case may be; provided, however, that the term “Confidential Information” shall not include any information that: (i) is already in the public domain at the time of disclosure or is disclosed in the public domain other than pursuant to a breach of this Agreement; (ii) the receiving Party can reasonably demonstrate was already lawfully in its possession prior to disclosure hereunder or is subsequently disclosed to the receiving Party, provided that such information was not known to be subject to another confidentiality agreement or arrangement, or (iii) is independently developed by the receiving Party without any reference to or use of any Confidential Information of the disclosing Party, in each case, as the case may be.

1.7         “Effective Date” has the meaning set forth in the recitals hereof.

1.8         “Enterprise Customer” means those categories and corresponding codes from the 2007 North American Industry Classification System (“NAICS”) identified on Exhibit D.

1.9         “Excluded Fields of Use” means any Fields of Use for which the Motorola Marks currently may not be used by Licensee pursuant to an agreement in force between Licensor or any of its Affiliates and any third party (e.g., a co-existence agreement), including but not limited to the Fields of Use set forth on Schedule I hereto, as it may be amended from time to time by Licensor, as specifically provided herein.

1.10         “Field of Use” means an identified product and/or service or a group of products and/or services.

1.11         “Fundamental Matters” means:

(a)            a Material Breach by a Party to this Agreement which gives rise to a Termination for Cause (as defined herein), which breach has not or is not capable of being cured pursuant to Section 4.3.1 of this Agreement; or

(b)            a decision by the Licensor that a particular product or service is not within the scope of the current Solutions Fields of Use set forth on Schedule D or Schedule E, or a decision by Licensor that a particular mark, domain name or trade name is not one of the current Solutions Licensed Marks, Solutions Licensed Domain Names or Solutions Licensed Trade Names set forth on Schedule B, Schedule C, Schedule F, Schedule G or Schedule H.

1.12         “Government, Public Safety and Military Customer” means those categories and corresponding codes from the 2007 NAICS identified on Exhibit E.

1.13         “Initial Term” has the meaning set forth in Section 4.1 hereof.

1.14         “Licensee” has the meaning set forth in the preamble hereof.

1.15         “Licensor” has the meaning set forth in the preamble hereof.

1.16         “Marketing Materials” means all advertising and marketing materials, including but not limited to packaging, tags, labels, advertising, marketing, promotions, displays, display fixtures, instructions, technical sheets, user guides, data sheets, warranties, websites and other materials of any and all types, and in written, digital or any other format, associated with products or services within the Solutions Fields of Use that are marked with any of the Solutions Licensed Marks, Solutions Licensed Domain Names or Solutions Licensed Trade Names.

1.17         “Master Brand Usage Guidelines” means Licensor’s guidelines, attached as Exhibit A, to be followed by Licensee when using the Motorola Marks, Motorola Trade Names and Motorola Domain Names, as may be amended from time to time, in Licensor’s sole discretion.

1.18         “Material Action” means to file any insolvency case or proceeding, to institute proceedings to have either Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law respecting either Party, to seek any relief for either Party under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against either Party, to file a petition seeking, or consent to, relief with respect to either Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for either Party or all or any of the interests of either Party herein, to make any assignment for the benefit of creditors of either Party, to admit in writing the Party’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing. Notwithstanding the foregoing, the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code, or otherwise taking steps to reorganize or restructure that Party’s business as a going concern, shall not constitute a “Material Action.”

1.19         “Material Breach” has the meaning set forth in Section 4.3.1.

1.20         “Mobility Exceptions” means those exceptions to Solutions Exclusive Fields of Use as identified on Schedule D.

1.21         “Motorola Domain Names” means domain names that contain any Motorola Marks, including any Solutions Licensed Domain Names.

1.22         “Motorola Marks” has the meaning set forth in the recitals hereof, which for purposes of clarification include the Solutions Licensed Marks.

1.23         “Motorola Trade Names” means trade names that contain any Motorola Marks, including any Solutions Licensed Trade Names.

1.24         “New Domain Name” has the meaning set forth in Section 2.5.2 hereof.

1.25         “New Fields of Use” has the meaning set forth in Section 2.5.3 hereof.

1.26         “New Mark” has the meaning set forth in Section 2.5.1.1 hereof.

1.27         “New Trade Name” has the meaning set forth in Section 2.5.2 hereof.

1.28         “Party” and “Parties” have the meaning set forth in the preamble hereof.

1.29         “Person” means, any individual, partnership, corporation, trust, estate, limited liability company, individual retirement account, pension plan, foundation or other association or entity.

1.30         “Pre-existing Marks” has the meaning set forth in Section 2.3.1 hereof.

1.31         “Pre-existing Fields of Use” has the meaning set forth in Section 2.3.1 hereof.

1.32         “Promotional Items” means items of nominal value designed to promote a specific product within the Solutions Fields of Use or a brand, that bear any of the Solutions Licensed Marks, Solutions Licensed Trade Names or Solutions Licensed Domain Names, including, but not limited to, mugs, key rings and pens, and other items of nominal value.

1.33         “Reasonable Efforts” means with respect to a given goal, the efforts, consistent with, inter alia, the greater of: (i) the practice that those in that Party’s industry, who are very desirous of achieving the goal, would pursue to achieve the goal; or (ii) what a reasonable Person in the position of the Party pursuing that goal, would pursue to achieve it.

1.34         “Renewal Term” has the meaning set forth in Section 4.1 hereof.

1.35         “Solutions Exclusive Fields of Use” means the Fields of Use set forth on Schedule D hereto, as it may be amended from time to time, as specifically provided herein, for which Solutions has the exclusive right to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names.

1.36         “Solutions Fields of Use” means: (i) the Solutions Exclusive Fields of Use set forth on Schedule D hereto; and (ii) the Non-Exclusive Fields of Use set forth on Schedule E hereto, as they may be amended from time to time, as specifically provided herein.

1.37         “Solutions Licensed Domain Names” means: (i) all Solutions Domain Names Licensee has registered and/or is using as of the Effective Date set forth on Schedule F hereto, as it may be amended from time to time, as specifically provided herein; and (ii) all New Domain Names.

1.38         “Solutions Licensed Marks” means: (i) the Solutions Licensed Marks - Exclusive set forth on Schedule B hereto; (ii) the Solutions Licensed Marks - Non-Exclusive set forth on Schedule C hereto, as they may be amended from time to time, as specifically provided herein; and (iii) all New Marks.

1.39         “Solutions Licensed Marks - Exclusive” means: (i) those Motorola Marks set forth on Schedule B hereto, as it may be amended from time to time, as specifically provided herein, licensed exclusively to Solutions for use in the Solutions Fields of Use; and (ii) all New Marks.

1.40         “Solutions Licensed Marks - Non-Exclusive” means: (i) those Motorola Marks set forth on Schedule C hereto, as it may be amended from time to time, as specifically provided herein, licensed on a non-exclusive basis to Solutions for use in the Solutions Fields of Use; and (ii) all New Marks.

1.41         “Solutions Licensed Trade Names” means all Solutions Trade Names that Licensee has registered and/or is using as of the Effective Date set forth on Schedule G hereto (through the effective date of the Distribution Date, as that term is defined in the MSDA Agreement) which shall be replaced with the Solutions Trade Names set forth on Schedule H (from and after the effective date of the Distribution Date, as that term is defined in the MSDA Agreement) in accordance with Section 5.8.1, and as Schedule H may be amended from time to time, as specifically provided herein.

1.42         “Solutions Non-Exclusive Fields of Use” means the Fields of Use set forth on Schedule E hereto, as it may be amended from time to time, as specifically provided herein, for which Solutions has the non-exclusive right to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names.

1.43         “Term” has the meaning set forth in Section 4.1 hereof.

1.44         “Territory” means the world.

1.45         “Top-Level Domain” means any top-level Internet domain in existence on or after the Effective Date, including but not limited to: .com, .org, .net, .info, biz, .mobi, .jobs, .eu and .asia and all country code top-level domains (e.g., .ch, .us and .uk) and any related sub-domains (e.g., .co.uk), in any characters of any language.

1.46         “Trade Name” means a name under which a commercial enterprise operates to identify itself, including but not limited to, a business name, company name, fictitious name or d/b/a (doing business as).

ARTICLE 2

LICENSE

2.1         Scope of License.

2.1.1      License. Subject to the terms, conditions and limitations of this Agreement, and subject to Section 2.1.2 and 2.2 herein, and further subject to any pre-existing trademark licenses or other contractual obligations with third-parties, Licensee has the right to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names including, without limitation, on or in connection with the manufacturing, distributing, selling, reselling, repairing, maintaining, supporting, advertising, promoting and marketing of: (i) products and services within the Solutions Fields of Use; and (ii) Marketing Materials and Promotional Items related to products and services within the Solutions Fields of Use, in the Territory during the Term, with the right to sublicense in accordance with the terms of Sections 2.5.3.1 and 3.2.

2.1.2      Notwithstanding any other provision of this Agreement, Licensee is not permitted to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with any Excluded Fields of Use.

2.1.3      Licensor retains the right to determine, in its sole discretion, whether a particular product or service is within the Solutions Fields of Use, and consequently whether such product or service has been licensed to Licensee.

2.1.4      Licensee acknowledges that all rights not specifically identified as belonging to Licensee hereunder are contributed to Licensor.

2.1.5      Licensee further acknowledges that the scope of Licensee’s rights hereunder shall be no greater than, or for a longer duration than, any of Licensor’s rights.

2.1.6.      This license shall be deemed “paid-up” for use of the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names set forth on Schedules B, C, F, G and H in the current Solutions Fields of Use set forth on Schedules D and E as of the Effective Date.

2.2         Exclusivity.

2.2.1      Solutions Exclusive Fields of Use. Subject to the terms of Sections 2.3.2, 2.4 and 2.5.4, Licensee has the exclusive right to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with the Solutions Exclusive Fields of Use set forth on Schedule D, subject to the Mobility Exceptions set forth on Schedule D. Except for the Mobility Exceptions on Schedule D, Licensor shall not use for itself or grant a right to or otherwise license any third party, to use any Motorola Marks, Motorola Domain Names, Motorola Trade Names and/or confusingly similar imitation, likeness or variation of any Motorola Marks, Motorola Domain Names or Motorola Trade Names, in connection with the Solutions Exclusive Fields of Use, except as otherwise permitted in this Agreement or agreed upon in writing between the Parties.

2.2.2      Solutions Non-Exclusive Fields of Use. As of the Effective Date of this Agreement, Licensee does not have any rights to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with any Solutions Non-Exclusive Fields of Use. Notwithstanding the foregoing, Licensee may hereafter be granted rights, in Licensor’s sole but reasonable discretion, to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with Solutions Non-Exclusive Fields of Use which shall then be set forth on Schedule E. Licensor may use any Motorola Marks in connection with Solutions Non-Exclusive Fields of Use. Licensor may also authorize third parties to use the Motorola Marks in connection with Solutions Non-Exclusive Fields of Use.

2.2.3      Solutions Licensed Marks - Exclusive. Subject to the terms of Sections 2.3.2, 2.4 and 2.5.5, Licensee has the exclusive right to use the Solutions Licensed Marks set forth on Schedule B that are licensed exclusively to Licensee in connection with the Solutions Fields of Use. Licensor shall not use for itself or grant a right to or otherwise license any third party, to use any Solutions Licensed Marks licensed exclusively to Licensee, or any confusingly similar imitation, likeness or variation of any Solutions Licensed Marks licensed exclusively to Licensee, in connection with any Fields of Use, except as otherwise permitted in this Agreement or agreed upon in writing between the Parties.

2.2.4      Solutions Licensed Marks - Non-Exclusive. Licensee has a non-exclusive right to use the Solutions Licensed Marks set forth on Schedule C that are licensed on a non-exclusive basis to Licensee in connection with Solutions Fields of Use. Licensor may use, and may authorize third parties to use, any Solutions Licensed Marks - Non-Exclusive, in connection with Solutions Non-Exclusive Fields of Use or other Fields of Use, but use by Licensor or its authorized third parties is not permitted in Licensee’s Exclusive Fields of Use.

2.3         Inadvertent Omissions from Licensee’s Fields of Use or Licensed Marks.

2.3.1      In the event Licensee becomes aware that since prior to the Effective Date, Licensee and/or its Affiliates have been: (i) using the Solutions Licensed Marks, Solutions Licensed Domain Names and/or Solutions Licensed Trade Names in connection with products and/or services in Fields of Use that were inadvertently omitted from Schedule D and/or Schedule E hereto, and thus are not within Solutions Fields of Use (“Pre-existing Fields of

Use”); or (ii) using, in connection with Solutions Fields of Use, Motorola Marks that were inadvertently omitted from Schedule B or Schedule C hereto, and thus are not Solutions Licensed Marks (“Pre-existing Marks”), Licensee shall notify Licensor of such use in writing no later than thirty (30) days after discovery. Licensee shall provide Licensor with evidence of such use since prior to the Effective Date. Licensee may request from Licensor the right to continue such use of Pre-existing Fields of Use or Pre-existing Marks, in accordance with this Section 2.3.

2.3.2      Licensor’s Approval or Denial of Pre-existing Fields of Use or Pre-existing Marks. Licensor shall have thirty (30) days from receipt of notification from Licensee to object to Licensee’s continued use of the Solutions Licensed Marks in connection with the Pre-existing Fields of Use or Licensee’s continued use of the Pre-existing Marks in connection with the Solutions Fields of Use. Licensor shall allow such expansion unless it reasonably determines, in its sole but good faith discretion, that such continued use by Licensee is outside the Solutions Fields of Use, would violate existing agreements with third-parties, or was otherwise intentionally excluded by the Parties from the Solutions Licensed Marks or Solutions Fields of Use during the Parties’ negotiations of this Agreement. If such request is approved by Licensor, the appropriate schedules of this Agreement shall be amended to reflect the expanded scope of the license hereunder. If Licensee’s request is denied, Licensee and its Affiliates shall end such use as soon as reasonably practicable and in no event later than nine (9) months following written notification of disapproval from Licensor with regard to use for Marketing Materials and Promotional Items, and two (2) years with regard to all use on Licensee’s products, unless Licensor specifies a longer term. During the time periods identified in this Section 2.3.2, Licensee shall have no right to create, manufacture, produce or use new Marketing Materials, Promotional Items, or products using any Motorola Marks, Motorola Domain Names or Motorola Trade Names. For the avoidance of doubt, Licensee shall not be required to recall, destroy, rebrand or otherwise dispose of any of its Marketing Materials, Promotional Items or products distributed or sold before or prior to expiration of the time periods identified in this Section 2.3.2.

2.3.3      Such approval shall not be contingent upon the payment of any fee or royalties to Licensor; however, the costs and expenses of searching, prosecuting or otherwise obtaining, registering, maintaining and enforcing such Pre-existing Fields of Use or Pre-existing Marks shall be governed by Section 5.2 of this Agreement.

2.3.4      Licensee’s uses in the Pre-existing Fields of Use or of the Pre-existing Marks made in accordance with the terms of this Section 2.3 shall not be deemed a breach of this Agreement or an infringement of Licensor’s rights.

2.3.5      Nothing in this Section 2.3 shall be read to guarantee Licensee the right to use Pre-Existing Fields of Use or Pre-existing Marks under this Agreement.

2.3.6      Any Pre-existing Marks or Pre-existing Fields of Use not discovered or reported to Licensor within one (1) year from the Effective Date of this Agreement shall be considered to be New Marks or New Fields of Use and approval of such use shall be subject to Section 2.5.1 or 2.5.3 of this Agreement.

2.4         Business Environment Uses.

2.4.1      Licensee’s Business Environment Uses. To preserve Licensor’s rights in the Motorola Marks and to avoid confusion of the public, Licensee agrees not to associate Licensee’s products and services that are outside of the Solutions Fields of Use with the Solutions Licensed Marks without Licensor’s written permission, except as permitted in this Section 2.4. Licensee acknowledges that Sections 2.4.1 through 2.4.4 are not intended to allow and may not be used by Licensee to encroach upon Licensor’s rights to use the Motorola Marks with products or services outside Licensee’s Exclusive Fields of Use.

2.4.2      Subject to Licensee’s compliance with section 2.4.3, Licensor acknowledges and agrees that the following types of uses (“Business Environment Uses”) which may associate Licensee’s products and services that are outside of the Solutions Fields of Use with the Solutions Licensed Marks, are not breaches of this Agreement or an infringement of Licensor’s rights, so long as Licensee’s Business Environment Uses are not causing substantial actual confusion:

2.4.2.1      Tradeshow displays;

2.4.2.2      Marketing Materials that display all or a substantial portion of Licensee’s product portfolio, such as catalogs or web pages;

2.4.2.3      Corporate-level advertising (i.e. advertising that promotes Licensee’s entire business, or a substantial portion thereof, rather than a specific product);

2.4.2.4      Use of a Solutions Licensed Trade Name on products, product packaging or product labeling as required by applicable law, regulation or product standards/approval agency; and

2.4.2.5      Use of a Solutions Licensed Trade Name on business cards used by sales associates offering or selling both products within and outside of the Solutions Fields of Use, or in Marketing Materials solely for purposes of informing a customer or consumer that such products and services outside of the Solutions Fields of Use are manufactured or distributed by Licensee.

2.4.3      All Business Environment Uses permitted under Section 2.4.1 through 2.4.3, shall comply with the following requirements:

2.4.3.1      Products and services outside of the Solutions Fields of Use shall not be featured more prominently than the products or services within the Solutions Fields of Use;

2.4.3.2      The brand name and/or logo of the products and services outside of the Solutions Fields of Use shall be featured as prominently as any Solutions Licensed Marks which are featured at the product name/product description level;

2.4.3.3      Products and services outside of the Solutions Fields of Use shall be separated (either physically or compartmentalized by creative layout) from products or services within the Solutions Fields of Use;

2.4.3.4      With regard to the Solutions Licensed Trade Name use permitted in 2.4.2.4 and 2.4.2.5, the size of such Solutions Licensed Trade Name use shall be limited to the minimum size required by law, or as necessary to communicate the intended message, whichever is smaller; and

2.4.3.5      Products and services outside of the Solutions Fields of Use shall not be portrayed in a manner that is likely to mislead a customer or consumer into believing that such products or services are within the Solutions Fields of Use, or otherwise branded with the Solutions Licensed Marks.

2.4.4      Notwithstanding any other provision of this Section 2.4, Licensee is not permitted to make any Business Environment Uses in connection with any Excluded Fields of Use.

2.4.5      Licensor’s Business Environment Uses.  To preserve Licensee’s exclusive rights under this Agreement and to avoid confusion of the public, Licensor agrees not to associate Licensor’s products and services that are within the Solutions Exclusive Fields of Use with the Motorola Marks without Licensee’s written permission, except as permitted in this Section 2.4. Licensor acknowledges that Sections 2.4.5 through 2.4.7 are not intended to allow and may not be used by Licensor to encroach upon Licensee’s exclusive rights to use the Solutions Licensed Marks within the Solutions Exclusive Fields of Use.

2.4.6      Subject to Licensor’s compliance with section 2.4.7, Licensee acknowledges and agrees that the following types of Business Environment Uses which may associate Licensor’s products and services that are within the Solutions Exclusive Fields of Use with the Motorola Marks, are not breaches of this Agreement or an infringement of Licensee’s rights, so long as Licensor’s Business Environment Uses are not causing substantial actual confusion:

2.4.6.1      Tradeshow displays;

2.4.6.2      Marketing Materials that display all or a substantial portion of Licensor’s product portfolio, such as catalogs or web pages;

2.4.6.3      Corporate-level advertising (i.e. advertising that promotes Licensor’s entire business, or a substantial portion thereof, rather than a specific product);

2.4.6.4      Use of a Motorola Trade Name on products, product packaging or product labeling as required by applicable law, regulation or product standards/approval agency; and

2.4.6.5      Use of a Motorola Trade Name on business cards used by sales associates offering or selling both products within and outside of the Solutions Exclusive Fields of Use, or in Marketing Materials solely for purposes of informing a customer or consumer that such products and services are manufactured or distributed by Licensor.

2.4.7      All Business Environment Uses permitted under Sections 2.4.5 through 2.4.7, shall comply with the following requirements:

2.4.7.1      Products and services within the Solutions Exclusive Fields of Use shall not be featured more prominently than Licensor’s other products or services;

2.4.7.2      The brand name and/or logo of Licensor’s products and services within the Solutions Exclusive Fields of Use shall be featured as prominently as Licensor’s other Motorola Marks which are featured at the product name/product description level;

2.4.7.3      Products and services within the Solutions Exclusive Fields of Use shall be separated (either physically or compartmentalized by creative layout) from products or services outside the Solutions Exclusive Fields of Use;

2.4.7.4      With regard to Licensor’s use of Motorola Trade Names permitted in 2.4.6.4 and 2.4.6.5, the size of such Motorola Trade Name shall be limited to the minimum size required by law, or as necessary to communicate the intended message, whichever is smaller; and

2.4.7.5      Products and services within the Solutions Exclusive Fields of Use shall not be portrayed in a manner that is likely to mislead a customer or consumer into believing that such products or services are sold by Licensor under a Motorola Mark, or otherwise branded with a Motorola Mark.

2.5         Changes to Scope of License.

2.5.1      Proposed Solutions Licensed Marks.  Licensee may request an expansion of the scope of the license hereunder to include new trademarks, service marks or other proprietary designations (“Proposed Mark”), in any Solutions Fields of Use; provided, however, that such expansion is approved by the Licensor, in Licensor’s sole discretion, pursuant to the procedure established in this Section 2.5. If such expansion is approved, Schedule B or Schedule C hereto shall be amended to include such New Marks. Nothing in this Section 2.5.1 shall be read to guarantee Licensee the right to expand the Solutions Licensed Marks it may use under this Agreement.

2.5.1.1      If Licensee has a bona fide intention to use additional Motorola Marks pursuant to this Agreement, Licensee may request that Licensor amend Schedule B or Schedule C of this Agreement to add additional marks that Licensee would thereafter be licensed to use (each such mark, if approved pursuant to Sections 2.5.1.2 and 2.5.1.3, a “New Mark”). Licensee shall make the request by giving written notice to Licensor, at least sixty (60) days prior to any proposed use, specifying the Proposed Mark and the Solutions Fields of Use for which it proposes to use the Proposed Mark. Licensee may not use a Proposed Mark unless and until said mark is approved by Licensor as a New Mark in accordance with this Section 2.5.1.

2.5.1.2      Business Approval.  Licensee shall send its written request to Melissa Gardner, Vice-President Marketing-Naming, with a cc: to Dave Carroll, Lead Counsel- Trademarks & Marketing, or other contacts as may be updated from time to time. Licensor shall have twenty (20) days to approve or reject the Proposed Mark, with regard to all reasons except legal reasons, by providing a written response to Licensee. In the event Licensor fails to respond within the allotted time, the Proposed Mark shall be deemed to be rejected. In the event of a rejection due to a non-response by Licensor, Licensee may resubmit such Proposed Mark by sending its written request to Melissa Gardner, Vice-President Marketing-Naming, and Bill Ogle, Chief Marketing Officer, with a cc: to Dave Carroll, Lead Counsel-Trademarks & Marketing, or other contacts as may be updated from time to time. Upon such resubmission, Licensor shall have ten (10) days to approve or reject the Proposed Mark based on business grounds, by providing a written response to Licensee. In the event Licensor fails to respond to such resubmission within the allotted time, the New Mark shall be deemed to be approved from a business, but not necessarily legal, perspective. In the event Licensor rejects a Proposed Mark, in its sole but good faith discretion, Licensor shall specify in writing its reasons for such rejection. Once a Proposed Mark is approved from a business perspective, the Licensee shall proceed with legal searching, pursuant section 2.5.1.3.

2.5.1.3      Legal Approval.  Once business approval of a Proposed Mark is obtained, Licensee may send a written request for legal approval of the Proposed Mark by using the Markit.mot.com website, or other electronic submission system designated by Licensor, or in the event an electronic submission system is not available, by sending a written request to Kristen Poggensee, senior trademark paralegal, with a cc: to Dave Carroll, Lead Counsel-Trademarks & Marketing, or other contacts as may be updated from time to time (“Submission Request”) with the following information: the Proposed Mark, countries of use, and the products and/or services within the Solutions Fields of Use that will be used in connection with the Proposed Mark. Upon receipt of such request, Licensor shall conduct a preliminary trademark search and shall provide a copy of any search report to Licensee. In the event Licensor does not identify a perceived substantial risk based on the preliminary trademark search, Licensee may request that Licensor conduct a full trademark search, by making such Submission Request. Upon receipt of such request, Licensor shall conduct a full trademark search and shall provide a copy of the full trademark search report to Licensee. In the event Licensor does not identify a perceived substantial risk based on the full trademark search, Licensee may request that Licensor apply for registration of the New Mark, by making such Submission Request. Licensee acknowledges and agrees that by proceeding with use and/or registration of the New Mark, that it is accepting all risks associated with adopting such New Mark. If, at any time, a Proposed Mark is rejected by Licensor, Licensee may elect to start the search process anew with a different Proposed Mark. In the event that the Parties disagree on whether a Proposed Mark was rightfully rejected by Licensor pursuant to this Section 2.5.1.3, the Parties’ legal representatives shall discuss in good faith the legal risks presented by use and/or registration of the Proposed Mark, and any proposals for mitigation thereof; provided, however, that Licensor shall, in its sole discretion, determine whether or not to ultimately approve the use and/or registration of a Proposed Mark.

2.5.1.4      In the event that Licensor approves a New Mark, Schedule B or Schedule C hereto shall be amended accordingly to reflect such New Mark. Such New Mark shall be owned by Owner, and Licensee’s use of such New Mark shall be in accordance with the terms of this Agreement. Such approval shall not be contingent upon the payment of any fee or royalties to Licensor; however, the costs and expenses related to Licensor’s searching, prosecuting or otherwise obtaining, registering, maintaining and enforcing such New Mark shall be governed by Section 5.2 of this Agreement.

2.5.1.5      Licensee must, within two (2) years following such approval, make bona fide commercial use of the New Mark in the Solutions Fields of Use; otherwise, the rights for the New Mark shall revert to Licensor without any compensation or limitation, and Licensee may again apply for such rights.

2.5.1.6      If Licensee has a good faith belief that a product or service is within the Solutions Fields of Use, but said product or service is not, to Licensee’s knowledge, covered by any of Licensor’s existing trademark registrations or pending applications of a Solutions Licensed Mark in the Territory, Licensee shall promptly notify Licensor by giving written notice to Licensor, specifying the Solutions Licensed Mark, the countries of use, and the products and/or services within the Solutions Fields of Use for which it is using, or proposes to use, the Solutions Licensed Mark. After such written notification, the provisions of Sections 2.5.1.2 through 2.5.1.5 shall apply.

2.5.1.7      Notwithstanding any provisions of this Section 2.5.1, Licensee is not prohibited from using the Solutions Licensed Marks in connection with one or more generic words, including alphanumeric and model number identifiers, all used in a generic sense and not as trademarks, and is not required to seek permission from Licensor to do so, provided; however, such use shall be otherwise in accordance with the terms, conditions and limitations of this Agreement, and so long as such uses do not result in substantial actual confusion.

2.5.2      Proposed Solutions Licensed Domain Names and Proposed Solutions Licensed Trade Names.  Licensee may request an expansion of the scope of the license hereunder to include additional Solutions Licensed Domain Names and Solutions Licensed Trade Names (each, a “Proposed Domain Name” and “Proposed Trade Name” and if approved, a “New Domain Name” and “New Trade Name,” respectively) to be registered and held by Licensee on an exclusive basis in its name on behalf of and for the benefit of Owner and its Affiliates, for use in connection with products and/or services within any Solutions Fields of Use; provided, however, that such expansion is approved by the Licensor pursuant to the procedure established in this Section 2.5.2. Nothing in this Section 2.5.2 shall be read to guarantee Licensee the right to expand the Solutions Licensed Domain Names and Solutions Licensed Trade Names that it may use under this Agreement.

2.5.2.1       Business Approval.  Licensee must request approval from Licensor to use Proposed Domain Names and Proposed Trade Names, including domain names and trade names that it has registered pursuant to Section 2.5.2.3. Licensee shall make the request by giving written notice to Licensor, specifying the Proposed Domain Name or Proposed Trade Name. Licensee shall send its written request to Melissa Gardner, Vice-President Marketing-Naming, with a cc: to Dave Carroll, Lead Counsel-Trademarks & Marketing, or other contacts as may be updated from time to time. Licensor shall have twenty (20) days to approve or reject the Proposed Domain Name or Proposed Trade Name by providing a written response to Licensee. In the event Licensor fails to respond within the allotted time, the Proposed Domain Name or Proposed Trade Name shall be deemed to be rejected. In the event of a rejection due to a non-response by Licensor, Licensee may resubmit such Proposed Domain Name or Proposed Trade Name by sending its written request to Melissa Gardner, Vice-President Marketing-Naming, and Bill Ogle, Chief Marketing Officer, with a cc: to Dave Carroll, Lead Counsel-Trademarks & Marketing, or other contacts as may be updated from time to time. Upon such resubmission, Licensor shall have ten (10) days to approve or reject the Proposed Domain Name or Proposed Trade Name, by providing a written response to Licensee. In the event Licensor fails to respond to such resubmission within the allotted time, the Proposed Domain Name or Proposed Trade Name shall be deemed to be approved. In the event Licensor rejects a Proposed Domain Name or Proposed Trade Name, in its sole discretion, Licensor shall specify in writing its reasons for such rejection.

2.5.2.2      If such expansion is approved, Schedule F or Schedule H hereto shall be amended to include such New Domain Name or New Trade Name. Licensee’s use of such New Domain Name or New Trade Name shall be in accordance with the terms, conditions and limitations of this Agreement.

2.5.2.3      Notwithstanding the foregoing, but subject to Section 2.5.2.4 below, Licensee may register, on behalf of and for Licensor, and begin using a new domain name or new trade name without obtaining Licensor’s prior approval; provided, however, that said domain name or trade name consists: of (i) a Solutions Licensed Mark or Solutions Licensed Trade Names, plus a Top-Level Domain (in the case of a Domain Name) or indicator of entity type (in the case of a Trade Name); or (ii) a Solutions Licensed Mark or Solutions Licensed Trade Name, plus a geographic term, plus a Top-Level Domain (in the case of a Domain Name) or indicator of entity type (in the case of a Trade Name).

2.5.2.4      Licensee shall provide written notice to Melissa Gardner, Vice-President Marketing-Naming, and Bill Ogle, Chief Marketing Officer, with a cc: to Dave Carroll Lead Counsel-Trademarks & Marketing, or to other contacts as may be updated from time to time, on a quarterly basis on the dates set by Licensor, with a list of all Proposed Domain Names and Proposed Trade Names that it has registered since its last such report (or in the case of the first such report, since the Effective Date), including date of registration, date of expiration (if any), and registrar or registering office (the “List”). Licensor shall have thirty (30) days following receipt of the List to object to any of the Proposed Domain Names or Proposed Trade Names on said List that were registered by Licensee pursuant to the terms of Section 2.5.2.3 by giving written notice to Licensee; otherwise, those Proposed Domain Names and Proposed Trade Names shall be deemed approved by Licensor. In the event the Licensor decides that Licensee must cease all use of any Proposed Domain Name or Proposed Trade Name, Licensee shall do so as soon as reasonably practicable, but in no case later than six (6) months following written notification of disapproval from Licensor with regard to use for Marketing Materials and Promotional Items, and one (1) year with regard to all use on Licensee’s products. Licensee shall also take all reasonably necessary steps to cancel or amend the registration of such Proposed Trade Name and transfer the registration of such Proposed Domain Name to Licensor, without compensation. For the avoidance of doubt, Licensee shall not be required to recall, destroy, rebrand or otherwise dispose of any of its Marketing Materials, Promotional Items or products distributed or sold before or prior to expiration of the time periods identified in this Section 2.5.2.4.

2.5.2.5      Such approval shall not be contingent upon the payment of any fee or royalties to Licensor; however, the cost of registering and maintaining such New Domain Name or New Trade Name shall be borne solely by Licensee.

2.5.3      Proposed Fields of Use

2.5.3.1      Expansions of the Fields of Use for Products Sold to Government, Public Safety and Military Customers.  Licensee may request an expansion of the scope of the license hereunder to include additional exclusive or non-exclusive products designed, marketed and sold to Government, Public Safety and Military Customers (if approved, “New Fields of Use”), pursuant to the procedure established in this Section 2.5.3. Licensor’s approval of any such expansion under this Section 2.5.3.1 shall not be unreasonably withheld. Any approved license expansion for such New Fields of Use under this Section 2.5.3.1 shall be royalty-free. If Licensee sublicenses its approved expanded license rights under this Section 2.5.3.1 to a Non-Affiliate, the Parties shall share equally in any royalty revenue, including any upfront payments or fees, in excess of the Parties’ reasonable costs incurred in conjunction with such sublicense, which shall first be applied to reimburse Licensor and then to reimburse Licensee. If such expansion is approved, Schedule D or Schedule E hereto shall be amended to include such New Fields of Use. Licensee’s use of the Solutions Licensed Marks, Solutions Licensed Domain Names and/or Solutions Licensed Trade Names in connection with any such New Fields of Use shall be governed by the terms, conditions and limitations of this Agreement. Nothing in this Section 2.5.3.1 shall be read to guarantee Licensee the right to expand the Fields of Use under this Agreement.

2.5.3.2      Expansions for the Fields of Use for All Other Products.  Notwithstanding the provisions of Section 2.5.3.1, Licensee may request an expansion of the scope of the license hereunder to include additional exclusive or non-exclusive Fields of Use for products other than those designed, marketed and sold to Government, Public Safety and Military Customers (if approved, “New Fields of Use”), pursuant to the procedure established in this Section 2.5.3. Licensor’s approval of any such expansion under this Section 2.5.3.2 shall be in its sole discretion. Licensor, in its sole discretion, may impose a reasonable fee or royalty on Licensee for such New Fields of Use. If such expansion is approved, Schedule D or Schedule E hereto shall be amended to include such New Fields of Use. Licensee’s use of the Solutions Licensed Marks, Solutions Licensed Domain Names and/or Solutions Licensed Trade Names in connection with any such New Fields of Use shall be governed by the terms, conditions and limitations of this Agreement. Nothing in this Section 2.5.3.2 shall be read to guarantee Licensee the right to expand the Fields of Use under this Agreement

2.5.3.3      If Licensee has a bona fide desire to use the Solutions Licensed Marks on products and/or services in a Field of Use outside of the existing Solutions Fields of Use (a “Proposed Field of Use”), it shall give notice (an “Expansion Notice”) of such Proposed Field of Use to Licensor.

2.5.3.4      Following Licensor’s receipt of Licensee’s Expansion Notice, the Parties shall promptly discuss in good faith such Expansion Notice, and the business and legal issues presented by such Proposed Field of Use. Licensor shall then have sixty (60) days following said discussions, or if no discussion takes place, from receipt of Licensee’s Expansion Notice, to approve or reject the Proposed Field of Use by giving written notice to Licensee. .

2.5.3.5      Upon Licensor’s approval of the Proposed Field of Use, Schedule D or Schedule E hereto shall be amended to include the exclusive or non-exclusive rights, as the case may be, to add the New Fields of Use. Licensee shall be solely required to bear all costs and expenses of such expansion into an Exclusive Field of Use, including without limitation, attorneys’ fees reasonably incurred by Licensor in connection with the expansion of the Solutions Exclusive Fields of Use to include a New Field of Use, and it being further understood that Licensee shall share the cost and expenses equally with Licensor of such expansion into a Non-Exclusive Field of Use, including, without limitation, attorneys’ fees reasonably incurred by Licensor in connection with the expansion of the Solutions Non-Exclusive Fields of Use to include a New Field of Use.

2.5.3.6      Licensee must, within two (2) years following such approval, make bona fide commercial use of the Solutions Licensed Marks in such New Field of Use; otherwise, the rights for the New Field of Use shall revert to Licensor without any compensation or limitation, and Licensee may again apply for such rights. Nothing in this Agreement precludes Licensee from again applying for such rights.

2.5.3.7      Notwithstanding anything else in this Section 2.5.3, Licensee shall not be permitted to use the Solutions Licensed Marks in connection with any Fields of Use that would conflict with any Excluded Fields of Use.

2.5.4      Inadvertent Overlaps with Solutions Exclusive Fields of Use.  In the event that either Party becomes aware: (i) that, due to, for example, differences in nomenclature between Licensee and Licensor, products and/or services in any of the Solutions Exclusive Fields of Use potentially overlap or conflict with Licensor’s rights or its products or services; or (ii) of any substantial actual confusion between the Parties use of their respective Motorola Marks in their respective Fields of Use, that Party shall provide written notice of such potential overlap or conflict to the other Party. In either case, Licensor shall promptly investigate and evaluate the potential overlap or conflict. If Licensor, in its sole discretion, determines that the relevant products and/or services do in fact overlap or conflict, Schedule D of this Agreement shall be amended to move the relevant products or services from the Solutions Exclusive Fields of Use to Schedule E for the Solutions Non-Exclusive Fields of Use, and use thereof shall be subject to all applicable terms, conditions and limitations of this Agreement.

2.5.5      Inadvertent Overlaps with Solutions Licensed Marks - Exclusive.  In the event that either Party becomes aware that any Solutions Licensed Marks, licensed exclusively to Solutions, potentially overlaps or conflicts with Licensor’s use of, or rights to, the Motorola Marks, that Party shall provide written notice of such potential overlap or conflict to the other Party. In either case, Licensor shall promptly investigate and evaluate the potential overlap or conflict. If Licensor, in its sole discretion, determines that the relevant Motorola Mark does in fact overlap or conflict, Schedule B of this Agreement shall be amended to move the relevant Solutions Licensed Mark from the Solutions Licensed Marks - Exclusive schedule to Schedule C for the Solutions Licensed Marks - Non-Exclusive schedule, and use thereof

2.5.6      Inadvertent Inclusion of Motorola Marks on Solutions Licensed Mark Schedules.  In the event that either Party becomes aware that any Solutions Licensed Mark, currently licensed to Licensee as of the Effective Date, was potentially mistakenly included on Schedule B or Schedule C for the Solutions Licensed Marks, and should not have originally been licensed to Licensee, that Party shall provide written notice of such potential mistake to the other Party. Licensor shall promptly investigate and evaluate the potential mistake. If Licensor, in its sole but good faith discretion, determines that the relevant Motorola Mark should in fact not have been licensed to Licensee, Schedule B or Schedule C of this Agreement shall be amended to remove that Solutions Licensed Mark from the relevant Solutions Licensed Marks schedule. Upon written notice from Licensor to Licensee, Licensee’s rights to use such Motorola Mark under this Agreement shall thereafter terminate.

2.6         Scope of Sunset License.  Subject to the terms, conditions and limitations of this Agreement, Licensee has the right to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names including, without limitation, on or in connection with the manufacturing, distributing, selling, reselling, repairing, maintaining, supporting, advertising, promoting and marketing of: (i) wireless modules, including consumer WiMAX access points, wireless cards and dongles, and installed car phones sold by Motorola Israel Limited (collectively the “Sunset Fields of Use”); and (ii) Marketing Materials and Promotional Items related to the Sunset Fields of Use, in the Territory, for two (2) years from the Effective Date. After the expiration of the time period identified in this Section 2.6, Licensee shall have no further right to use, or permit any sublicensee to use, any of the Motorola Marks, Motorola Domain Names or Motorola Trade Names for the Sunset Fields of Use. For the avoidance of doubt, Licensee shall not be required to recall, destroy, rebrand or otherwise dispose of any of its Marketing Materials, Promotional Items or products distributed or sold before or prior to expiration of the time period identified in this Section 2.6.

ARTICLE 3

ASSIGNMENT; SUBLICENSING

3.1         Assignment.

3.1.1      Assignment by Licensor.  Licensor may assign its rights under this Agreement to: (i) any other Person in connection with a Change of Control; (ii) a wholly-owned subsidiary of Licensor; (iii) Mobility; and (iv) Spinco. In the event that Licensor is subject to a Change of Control to or with an acquirer or third party, Licensor shall notify Licensee no later than thirty (30) days following the execution of a definitive agreement providing for a proposed Change of Control, or, if no such agreement is executed, the consummation of the Change of Control. If Licensor so assigns this Agreement to a wholly-owned subsidiary, then Licensor shall guarantee the performance of the subsidiary with respect to the obligations hereunder. If such wholly-owned subsidiary of Licensor ceases to be wholly-owned by Licensor, this

Agreement and rights hereunder revert to the assigning Licensor. Any assignment pursuant to this Section 3.1.1 shall not be effective unless and until the assignee agrees in writing to be bound by all terms, conditions and limitations of this Agreement.

3.1.2      Assignment by Licensee.  Licensee may assign this Agreement or any rights hereunder to: (i) any other Person in connection with a Change of Control; provided, however, that Licensee has conducted an assessment of, and provides Licensor with adequate assurances for, such Person’s ability to perform its obligations pursuant to this Agreement. Such adequate assurances shall include, but are not limited to, such Person’s stability, financial strength, quality controls and sales capabilities; and (ii) a wholly-owned subsidiary of Licensee; provided, however, that Licensee shall guarantee the performance of the subsidiary with respect to the obligations hereunder. If such wholly-owned subsidiary of Licensee ceases to be wholly-owned by Licensee, this Agreement and rights hereunder revert to the assigning Licensee. Any assignment pursuant to this Section 3.1.2 shall not be effective unless and until the assignee agrees in writing to be bound by all terms, conditions and limitations of this Agreement.

3.2         Further Licensing by Licensor and Sublicensing by Licensee.

3.2.1      Further Licensing by Licensor.

3.2.1.1      Licensor shall be free to use and license others to use the Motorola Marks outside of the Solutions Exclusive Fields of Use. Notwithstanding the foregoing, Licensor shall not license third-parties to use any Motorola Marks for any products designed, marketed and sold to Government, Public Safety or Military Customers outside the scope of Solutions current Fields of Use for Government, Public Safety and Military Communication Products without prior written approval from Licensee, which shall not be unreasonably withheld. If Licensee approves of Licensor’s licensing requiring such approval pursuant to this Section 3.2.1.1, the Parties shall share equally in any royalty revenue, including any upfront payments or fees, in excess of the Parties’ reasonable costs incurred in conjunction with such sublicense, which shall first be applied to reimburse Licensor and then to reimburse Licensee.

3.2.2      Sublicensing by Licensee.

3.2.2.1      To an Affiliate.  Licensee may sublicense an Affiliate to use the Solutions Licensed Marks and to register and use the Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with the Solutions Fields of Use for the furtherance of Licensee’s or its Affiliates business or operations; provided, however, that such Affiliate shall be subject to the terms, conditions and limitations of this Agreement, and provided that such Affiliate shall not be entitled to further sublicense its rights.

3.2.2.2      To a Non-Affiliate.

3.2.2.2.1      Subject to Section 2.5.3.1, and to Licensor’s right of pre-approval, in its sole but good faith discretion, Licensee may sublicense a party who is not an Affiliate to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with the Solutions Fields of Use for the furtherance of Licensee’s or its Affiliates’ business or operations, only as necessary to allow such sublicensee to manufacture, market, distribute and/or sell Licensee’s products or services bearing the Solutions Licensed Marks, provided that: (i) Licensee provides Licensor with prior written notice of each such sublicense; (ii) Licensee has conducted an assessment of, and provides Licensor with adequate assurances for, such sublicensee’s ability to perform its obligations pursuant to this Agreement. Such adequate assurances shall include, but are not limited to, such sublicensee’s stability, financial strength, quality controls and sales capabilities; (iii) each such sublicense shall be subject to the terms, conditions and limitations of this Agreement; and (iv) each such sublicensee shall not be entitled to further sublicense its rights. Such sublicensee may not register any Motorola Marks and may not register any Motorola Domain Names or Motorola Trade Names. Such sublicensee may not use the Solutions Licensed Marks in connection with any products or services that are not within Solutions Fields of Use.

3.2.2.2.2      If at any time Licensee divests any part of its business to any Person (“Divested Entity”), subject to Licensor’s right of pre-approval, in its sole but good faith discretion, Licensee may sublicense that Divested Entity to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with the divested Solutions Fields of Use (“Divested Fields of Use”), provided that: (i) Licensee provides Licensor with prior written notice of each such Divested Entity; (ii) Licensee has conducted an assessment of, and provides Licensor with adequate assurances for, each such Divested Entity’s ability to perform its obligations pursuant to this Agreement (such adequate assurances shall include, but are not limited to, such Divested Entity’s stability, financial strength, quality controls and sales capabilities); (iii) each such Divested Entity shall be subject to the terms, conditions and limitations of this Agreement; and (iv) each such Divested Entity shall not be entitled to further sublicense its rights. Such Divested Entity may not register any Motorola Marks and may not register any Motorola Domain Names or Motorola Trade Names. Such Divested Entity may not use the Solutions Licensed Marks in connection with any products or services that are not within the Divested Fields of Use. In order to avoid abandonment of the Solutions Licensed Marks in any Solutions Field of Use, if, in connection with such divestiture: (i) such Divested Entity does not enter into a sublicense, other than a wind down license, with Licensee to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names; and (ii) Licensee intends to, after expiration of any wind down licensed entered into with such Divested Entity, cease all use of, and has no intention to resume use of, the Solutions Licensed Marks in such Divested Fields of Use, or fails to resume use of the Solutions Licensed Marks in such Divested Fields of Use within a reasonable period of time after expiration of any wind down licensed entered into with such Divested Entity, Licensee’s rights under this Agreement to use such Solutions Licensed Marks in the Divested Fields of Use shall revert to Licensor without any compensation or limitation, and Licensee may again apply for such rights pursuant to Section 2.5. In the event that Licensee intends to cease all use of any Solutions Licensed Marks in a Divested Field of Use pursuant to this section 3.2.2.2, Licensee shall provide Licensor with three (3) months prior written notice of such intention. Nothing in this Agreement precludes Licensee from again applying for such rights. Notwithstanding the foregoing, Licensee shall have the right to grant a wind down license to a Divested Entity, for a transition period not to exceed one hundred eighty (180) days, to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with products or services that are within the Divested Fields of Use solely for the operation of the divested business.

3.2.2.2.3      If at any time Licensee acquires a business whose products and/or services are within the Solutions Fields of Use, Licensee may sublicense that business to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with the Solutions Fields of Use, provided that such sublicense shall be subject to the terms, conditions and limitations of this Agreement, and provided that such entity shall not be entitled to further sublicense its rights.

3.2.2.2.4      If at any time Licensee acquires a business or product line that is not within the Solutions Fields of Use, Licensee may request an expansion of the scope of the license hereunder to include additional Fields of Use, pursuant to the procedure established Section 2.5.3 of this Agreement. Unless and until such Proposed Fields of Use are approved, Licensee may not sublicense, or otherwise permit that business to use the Solutions Licensed Marks, Solutions Licensed Domain Names or Solutions Licensed Trade Names.

3.2.2.2.5      Licensee shall enter into a written sublicense agreement with any permitted sublicensee, which sublicense agreement shall be in substantially the same form as attached in Exhibit B and the scope of rights and manner in which any licensed marks or property are used or set forth in any permitted sublicense shall be no greater than, nor for a longer duration than, any such rights hereunder. Any breach by a sublicensee of this Agreement or the sublicense agreement shall, for all purposes, be considered a breach by Licensee of this Agreement.

3.2.3      Acknowledgement.  Except as otherwise provided in this Agreement, neither Party may assign or sublicense this Agreement or any rights hereunder to any Person. Licensee acknowledges and agrees that: (i) this Agreement is in the nature of a personal service arrangement; (ii) under applicable trademark law, the Licensor would be excused from accepting performance from or rendering service to an assignee of the contract; and (iii) any restrictions on assignment under this Agreement are valid and enforceable under Bankruptcy Code Section 365(c)(1).

ARTICLE 4

TERM AND TERMINATION

4.1         Term.  The term of this Agreement shall begin on the Effective Date and shall continue for a period of ten (10) years from such date (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive terms of ten (10) years (each, a “Renewal Term”). Together, the Initial Term and any Renewal Terms shall constitute the “Term” of the License, unless this Agreement is earlier terminated in accordance with the provisions of Section 4.3 below, in which case the Term shall end on the effective date of termination.

4.2         Non-Material Breaches.

4.2.1      Either Party may provide written notice to the other Party alleging such Party has failed to comply with their respective material duties or obligations hereunder, or has otherwise breached a term of this Agreement, but which failure does not rise to the level of a Material Breach (“Non-Material Breach”). Written notices shall set forth with sufficient particularity a description of the asserted breach, and proposed actions to be taken, if any, in order to remedy the breach. For the avoidance of doubt, breaches of Section 6.2 (Product Quality) shall be governed by the breach and cure provisions contained in Section 6.2.

4.2.2      Upon receipt of such notice, the breaching Party shall have thirty (30) days from the date of such notice to cure such Non-Material Breach. In the event that the Non-Material Breach is impossible to cure within thirty (30) days, the breaching Party shall have an additional thirty (30) days to cure such Non-Material Breach. For the avoidance of doubt, the breaching Party shall act in good faith, using Reasonable Efforts to cure any Non-Material Breach as soon as possible, but the breach must be cured within sixty (60) days from the initial notice.

4.3         Termination.  Notwithstanding Section 4.1 above and subject to the applicable time periods set forth in Section 4.4 below, this Agreement and the rights hereunder may be terminated upon the occurrence of any of the following events:

4.3.1      Termination for Cause.  Either Party may terminate this Agreement as a result of a Material Breach (as defined herein) of this Agreement by the other Party following written notice by the Party to the other Party of such breach, and which breach has remained uncured or otherwise unresolved for a period of one-hundred twenty (120) days or more following that Party’s receipt of such written notice. Written notices shall set forth with sufficient particularity a description of the asserted breach, and proposed actions to be taken, if any, in order to remedy the breach. For the avoidance of doubt, the breaching Party shall use Reasonable Efforts to cure or otherwise resolve any Material Breach as soon as possible, but the breach must be cured within one-hundred twenty (120) days from written notice. For the purpose of this Section 4.3.1, only the following types of breaches shall constitute a “Material Breach” of this Agreement:

(a)            Licensee’s intentional disregard for, or chronic failure to comply with, its obligations under Article 6 (Quality Control), which failure materially and adversely impacts the Motorola Marks or the associated goodwill;

(b)            Licensee’s intentional disregard for, or chronic failure to comply with, its obligations to use the Motorola Marks as required in the Master Brand Usage Guidelines attached as Exhibit A, which failure materially and adversely impacts the Motorola Marks or the associated goodwill;

(c)            Licensee’s intentional disregard for, or chronic failure to comply with, its obligation to remedy Non-Material Breaches;

(d)            Licensee’s egregious misconduct which materially and adversely impacts the Motorola Marks or the associated goodwill;

(e)            Licensee’s knowing use of any Solutions Licensed Mark, Solutions Licensed Domain Name or Solutions Licensed Trade Name in any Field of Use other than the Solutions Fields of Use, or Licensee’s knowing use of any Motorola Marks other than the Solutions Licensed Marks, or Licensee’s knowing use of any other marks owned by Owner, except as expressly permitted under this Agreement; or

(f)            Licensee’s challenge to Owner’s title to or in the Motorola Marks, the validity of the Motorola Marks, or any registration thereof, including any breach of Section 5.1.

(g)            Licensor’s intentional disregard for, or chronic failure to comply with, its obligation to remedy Non-Material Breaches; or

(h)            Licensor’s egregious misconduct which materially and adversely impacts the Motorola Marks or the associated goodwill.

4.3.2      Upon Licensee’s Cessation of Use of All of the Solutions Licensed Marks.  Except as specifically provided in Section 3.2.2.2 and Section 5.2.4 regarding Licensee’s intention to cease some, but not all, use of a Solutions Licensed Mark in a Solutions Fields of Use, in the event that Licensee intends to cease use of all of the Solutions Licensed Marks, without an intention to resume such use, e.g., global rebrand, Licensee shall provide Licensor with prior written notice, at least three (3) months in advance of such cessation and this Agreement may thereafter be terminated by Licensor by written notice to Licensee. For purposes of this section, Licensee’s public announcement of its intention to globally rebrand shall be deemed notice to Licensor.

4.3.3      Upon Consent.  This Agreement may be terminated upon mutual, written consent of authorized officers of both Parties, or upon written notification by an authorized officer of Licensee.

4.3.4      Upon the Occurrence of a Material Action.  This Agreement shall automatically terminate without the need for any other or ratifying act if and when a Material Action takes place with respect to Licensee. If Licensor becomes subject to a Material Action, Licensee may, in its sole discretion: (i) terminate this Agreement by providing written notice to Licensor of its intent to terminate; or (ii) take action under the Right of First Refusal provisions pursuant to Section 5.5.

4.4       Effect of Termination.  Except as otherwise expressly provided in this Agreement, upon termination of this Agreement, all of Licensee’s rights hereunder shall forthwith revert to Owner, who shall be free to use and license or permit others to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names without limitation. Licensee and its sublicensees shall promptly undertake steps to end their use of the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names and shall end such use by the time periods indicated below. As long as Licensee and its sublicensees continue to use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names, they shall comply with all provisions of this Agreement, including but not limited to Article 6 hereof (Quality Control).

4.4.1      Termination by Licensor for Cause.  In case of termination based on Section 4.3.1 of this Agreement, Licensee shall end all use of the Solutions Licensed Marks as soon as reasonably practicable and in no event later than six (6) months after termination with regard to use for Marketing Materials and Promotional Items, and one (1) year with regard to all use on Licensee’s products. During the time periods identified in this Section 4.4.1, Licensee shall have no right to create, manufacture, produce or use new Marketing Materials, Promotional Items, or products using any Motorola Marks, Motorola Domain Names or Motorola Trade Names. After the expiration of the time periods identified in this Section 4.4.1, Licensee shall have no further right to use, or permit any sublicensee to use, any Motorola Marks, Motorola Domain Names or Motorola Trade Names in any manner whatsoever.

4.4.2      Termination by Licensee for Cause.  If Licensee exercises its right to terminate under Section 4.3.1(g) or 4.3.1(h) of this Agreement, Licensee shall end its use of all Solutions Licensed Marks as soon as reasonably practicable, and in no event later than three (3) years from written termination notice to Licensor with regard to use for Marketing Materials, Promotional Items and all use on Licensee’s products; provided, however, that Licensor shall not use, or authorize others to use, the Solutions Licensed Marks in the Solutions Fields of Use earlier than: (i) the expiration of the time periods identified in this Section 4.4.2; or (ii) Licensee’s actual cessation of such use, whichever occurs first. For the avoidance of doubt, Licensee shall not be required to recall, destroy, rebrand or otherwise dispose of any of its Marketing Materials, Promotional Items or products distributed or sold before or prior to expiration of the time period identified in this Section 4.4.2.

4.4.3      Upon Licensee’s Cessation of Use of All of the Solutions Licensed Marks.  If Licensor exercises its right to terminate under Section 4.3.2, Licensee shall end its use of all Solutions Licensed Marks as soon as reasonably practicable, and in no event later than three (3) years from written termination notice by Licensor with regard to use for Marketing Materials, Promotional Items and all use on Licensee’s products; provided, however, that Licensor shall not use, or authorize others to use, the Solutions Licensed Marks in the Solutions Fields of Use

earlier than: (i) the expiration of the time periods identified in this Section 4.4.3; or (ii) Licensee’s actual cessation of such use, whichever occurs first. For the avoidance of doubt, Licensee shall not be required to recall, destroy, rebrand or otherwise dispose of any of its Marketing Materials, Promotional Items or products distributed or sold before or prior to expiration of the time period identified in this Section 4.4.3.

4.4.4      Other.  In any other case of termination of this Agreement, the Parties shall in good faith negotiate a reasonable time period for Licensee to cease all use of the Solutions Licensed Marks. If they cannot reach an agreement, the period shall be twelve (12) months from the effective date of termination, for the purpose of Marketing Materials and Promotional Items, and two (2) years from the effective date of termination for removing the Solutions Licensed Marks from all Licensee’s products. During the periods identified in this Section 4.4.4, Licensee shall have no right to create, manufacture, produce or use new Marketing Materials, Promotional Items, or products using any Motorola Marks, Motorola Domain Names or Motorola Trade Names. After the expiration of the time periods identified in this Section 4.4.4, Licensee shall have no further right to use, or permit any sublicensee to use, any of the Motorola Marks, Motorola Domain Names or Motorola Trade Names in any manner whatsoever. For the avoidance of doubt, Licensee shall not be required to recall, destroy, rebrand or otherwise dispose of any of its Marketing Materials, Promotional Items or products distributed or sold before or prior to expiration of the time periods identified in this Section 4.4.4.

4.4.5      Transfer of Domain Names.  Upon termination of this Agreement for any reason, Licensee shall, and shall cause its sublicensees to, take all necessary steps to transfer to Owner the registrations for all Solutions Licensed Domain Names registered to them or otherwise in their power, possession or control. Until transfer of the registrations to Owner, Licensee shall or shall cause its sublicensees to maintain said registrations, including, but not limited to, paying all associated renewal fees, at Licensee’s or its sublicensees’ sole cost and expense.

4.4.6      Transfer of Trade Names.  Upon termination of this Agreement for any reason, Licensee shall, and shall cause its sublicensees to, take all necessary steps to cancel or amend all registrations of Solutions Licensed Trade Names so as to remove the Motorola Marks therefrom.

4.4.7      No Goodwill Redundancy upon Termination.  Any and all goodwill which accrues or which has accrued as a consequence of the implementation of this Agreement will have accrued and shall accrue for the benefit of Owner. Consequently, upon the proper termination of this Agreement for any reason whatsoever, Licensee shall not acquire any right not expressly mentioned herein and in particular shall not be entitled to receive from Licensor any kind of compensation, redundancy fee or whatever payment on the basis of any goodwill which might have arisen out of the implementation of this Agreement. Insofar as Licensee might have been regarded for the purposes of any applicable law to be entitled to any goodwill arising out of this Agreement or out of Licensee’s use of the Motorola Marks, Licensee hereby assigns and transfers to Owner its ownership in that goodwill, without further consideration.

ARTICLE 5

INTELLECTUAL PROPERTY RIGHTS

5.1       Ownership.  The Parties agree and acknowledge that, as of the Effective Date of this Agreement, Owner shall be the sole and exclusive owner of all right, title and interest in and to the Motorola Marks, Motorola Domain Names and Motorola Trade Names and all the goodwill associated therewith, notwithstanding Licensee’s right to register New Domain Names and New Trade Names in its own name for the benefit of Owner. Licensee understands, accepts and agrees that its usage of the Motorola Marks, Motorola Domain Names and Motorola Trade Names, including all goodwill and any additional value created by such usage of the Motorola Marks, Motorola Domain Names and Motorola Trade Names, shall inure solely to the benefit of Owner. Nothing in this Agreement shall be construed as granting to Licensee, nor shall Licensee be construed as retaining, any rights, title or interests in or to the Motorola Marks, Motorola Domain Names and Motorola Trade Names, other than Licensee’s rights, as identified herein, to use the Solutions Licensed Marks and to register and use the Solutions Licensed Domain Names and Solutions Licensed Trade Names in accordance with this Agreement. During the Term and thereafter, Licensee, its Affiliates and sublicensees shall not: (i) use the Motorola Marks, Motorola Domain Names or Motorola Trade Names except as permitted hereunder; (ii) apply to register or cooperate in any effort by any third party to register the Motorola Marks, Motorola Domain Names or Motorola Trade Names or any trademarks, service marks, domain names or trade names containing the Motorola Marks or that are confusingly similar to the Motorola Marks anywhere in the world in connection with any products or services, except as specifically permitted under this Agreement during the Term; (iii) challenge or participate in any challenge of Owner’s exclusive rights in the Motorola Marks, Motorola Domain Names or Motorola Trade Names; (iv) do anything else inconsistent with Owner’s ownership of the Motorola Marks, Motorola Domain Names or Motorola Trade Names; (v) license, authorize, or otherwise permit, its Affiliates, sublicensees or third parties to use the Motorola Marks, Motorola Domain Names and Motorola Trade Names except as permitted hereunder; or (vi) use, assert, pledge or rely upon the Motorola Marks, Motorola Domain Names or Motorola Trade Names or this Agreement to incur, secure or perfect any obligation or indebtedness.

5.2       Procurement and Maintenance of Trademark Registrations.  Except for Licensee’s right to register New Domain Names and New Trade Names under this Agreement, Licensor shall be responsible for all searches, prosecution or other procurement, registration and maintenance of the Motorola Marks. Licensor shall be the sole and exclusive Party entitled to procure and/or register the Motorola Marks, including any New Marks, on behalf of and for the benefit of Owner. Subject to Section 2.5 and this Section 5.2, Licensee may request that Licensor procure or register the Solutions Licensed Marks, including New Marks, in Owner’s name at anytime and anywhere in the Territory, and Licensor shall use Reasonable Efforts to procure or register such Solutions Licensed Marks, including New Marks. Owner shall be the sole and exclusive owner of the Motorola Marks, including the New Marks and the registrations and applications to register therefor.

5.2.1      Solutions Licensed Marks - Exclusive.  All costs and expenses related to Licensor’s searching, prosecuting or otherwise obtaining, registering and maintaining the Solutions Licensed Marks licensed exclusively to Licensee as set forth on Exhibit B shall be borne by Licensee.

5.2.2      Solutions Licensed Marks - Non-Exclusive.  All costs and expenses related to Licensor’s searching, prosecuting or otherwise obtaining, registering and maintaining the Solutions Licensed Marks licensed on a non-exclusive basis to License as set forth on Exhibit C shall be borne equally by Licensee and Licensor.

5.2.3      Archives.  The Parties shall work together in good faith to preserve and protect the materials contained in the Archives. The Archives shall be co-managed by the Parties, and, subject to Section 5.2.3.3, shall remain located on the Solutions campus in the Galvin Center, 1295 East Algonquin Road, Schaumburg, Illinois 60196 (“Archive Facility”).

5.2.3.1      Ownership and Access Rights.  The Parties or their designees shall have equal access to all materials existing in the Archives as of the Effective Date of this Agreement (“Legacy Collection”). The Legacy Collection includes: (i) materials relating to the history of Mobility, which are owned by Licensor (“Legacy Mobility Collection”); (ii) materials relating to the history of Solutions, which are owned by Licensee (“Legacy Solutions Collection”); and (iii) materials relating to the history of Motorola generally or materials which are not easily identified as belonging to either Licensee or Licensor, which are owned by jointly by Licensor and Licensee (“Legacy Shared Collection”). All materials created on or before the Effective Date of this Agreement that are contributed to the Archives after the Effective Date of this Agreement shall be considered part of the Legacy Collection and shall be designated as Legacy Mobility Collection, Legacy Solutions Collection or Legacy Shared Collection based on the subject matter of such materials. All materials created after the Effective Date of this Agreement that are contributed to the Archives by Licensee after the Effective Date of this Agreement shall be owned by Licensee (“New Solutions Collection”). All materials created after the Effective Date of this Agreement that are contributed to the Archives by Licensor after the Effective Date of this Agreement shall be owned by Licensor (“New Mobility Collection”). Licensee shall arrange for any personnel designated by Licensor to be granted reasonable access to the Archive Facility. Unless otherwise agreed to by Licensee, Licensor shall have no access to the New Solutions Collection. Unless otherwise agreed to by the Licensor, Licensee shall have no access to the New Mobility Collection. Both Licensee and Licensor shall have secured, separate and private workspaces, and secure and private access to Legacy Collection databases and systems.

5.2.3.2      Costs and Expenses.  The Parties or their designees shall each employ, at their sole cost and expense, an archivist. All operational costs and expenses to manage the Archives, including IT expenses, Archive Facility costs, and any other costs necessary to operate and manage the Archives shall be shared pro-rata between the Parties, based on the percentage of space occupied by each Party’s respective physical collections in the Archives Facility. The cost ratio will be re-calculated annually on or about January 1, and shall be budgeted and paid pursuant to Section 5.2.5. As of the Effective Date of this Agreement, the current cost ratio is forty-three (43) percent for Licensor and fifty-seven (57) percent for Licensee.

5.2.3.3      Disposition of Collections.  Either Party may elect to remove any of its respective collections from the Archive Facility, on a temporary or permanent basis; provided, however, that in the event that Licensor seeks to sell, donate, destroy, transfer, assign, give, bequeath or otherwise dispose of any materials in the Legacy Mobility Collection, it shall first offer such materials to Licensee on upon terms not materially different; and in the event that Licensee seeks to sell, donate, destroy, transfer, assign, give, bequeath or otherwise dispose of any materials in the Legacy Solutions Collection, it shall first offer such materials to Licensor upon terms not materially different. The Parties or their designees shall co-manage the materials contained in the Legacy Shared Collection, and shall mutually agree on the sale, donation, destruction or other disposition of any materials contained in the Legacy Shared Collection. Both Licensee and Licensor shall be free to sell, donate, destroy, or otherwise dispose of any materials in the New Solutions Collection or New Mobility Collection, respectively, without accounting to the other.

5.2.4      Cessation of Use of Solutions Licensed Marks.  Notwithstanding Section 4.3.2 which governs Solutions intention to cease all use of the Solutions Licensed Marks under this Agreement, to avoid abandonment of any Solutions Licensed Marks in any Solutions Fields of Use, in the event that Licensee intends to cease use of a Solutions Licensed Marks in any Solutions Fields of Use, and has no intention to resume such use, or fails to use the Solutions Licensed Marks in any Solutions Fields of Use for a period of three (3) or more years, Licensee’s rights under this Agreement to use such Solutions Licensed Marks in such Solutions Fields of Use shall revert to Licensor without any compensation or limitation, and Licensee may again apply for such rights pursuant to Section 2.5. Licensee shall provide Licensor with prior written notice, at least three (3) months before it intends to cease use of any Solutions Licensed Marks in any of the Solutions Fields of Use, anywhere in the Territory, i.e., in one or more categories of products or services set forth in the Solutions Fields of Use on Schedule D or Schedule E.

5.2.5      Budgeting for Procurement, Maintenance, Enforcement and Archives.  The Parties or their designees shall meet annually and in good faith to discuss and agree upon the budget forecasts for the procurement, maintenance and enforcement of the Solutions Licensed Marks and the Archives for the coming year. If the Parties cannot reach an agreement on an annual budget, the Parties shall budget for the actual amount spent in the previous year plus a five (5) percent budget increase. Once an annual budget has been set, Licensee shall pay Licensor, on a quarterly basis, a dollar amount equal to one-quarter (1/4) of the total annual budget for that year. At the end of each year, Licensor shall provide Licensee with a detailed accounting of the monies spent by Licensor in accordance with this Article 5, in connection with procurement, maintenance and enforcement of the Solutions Licensed Marks and the Archives, and shall either credit Licensee into the next budgeted year for any Licensee payments in excess of that amount, or provide Licensee with a statement detailing the additional amounts owed by Licensee that exceed the amount budgeted and previously paid by Licensee for that budgeted year.

5.3         Procurement and Maintenance of Domain Names and Trade Names.  Licensee shall be responsible, at Licensee’s sole cost and expense, for all procurement and maintenance of all Solutions Licensed Domain Names and Solutions Licensed Trade Names, including New Domain Names and New Trade Names, on behalf of and for the benefit of Owner. In the event that Licensee decides not to renew a Domain Name or Trade Name that it has registered, it shall notify Licensor in writing no later than ninety (90) days prior to expiration of the registration for said domain name or trade name. Licensor shall have the right to require Licensee to transfer said domain name or trade name registration to Owner, at Owner’s sole cost and expense. Owner or Licensor thereafter shall maintain any such transferred domain names or trade names at its sole discretion, cost and expense.

5.4         Enforcement.  Licensee acknowledges that appropriate policing and enforcement of all Motorola Marks is critical to maintaining the value of the Motorola Marks, including the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names, and that, therefore, Licensee is benefited by enforcement of all the Motorola Marks, Motorola Domain Names and Motorola Trade Names in all Fields of Use. Licensee shall inform Licensor of any infringement of the Motorola Marks, Motorola Domain Names and Motorola Trade Names that comes to its attention at any time; such information shall also state whether the Licensee considers such infringement to be material.

5.4.1      Enforcement by Licensor.  Subject to Section 5.4.2 hereof, Licensor shall, in its sole discretion, have the exclusive right to sue in its own name for any infringement of the Motorola Marks, including the Solutions Licensed Marks, or take any other enforcement action it deems necessary or appropriate under the circumstances.

5.4.1.1      Solutions Licensed Marks - Exclusive.  All costs and expenses related to Licensor’s enforcement of the Solutions Licensed Marks licensed exclusively to Licensee shall be borne by Licensee. Licensee shall retain any monetary proceeds from such enforcement.

5.4.1.2      Solutions Licensed Marks - Non-Exclusive.  All costs and expenses related to Licensor’s enforcement of the Solutions Licensed Marks licensed on a non-exclusive basis to Licensee shall be borne equally by Licensee and Licensor. Licensee and Licensor shall share equally in any monetary proceeds from such enforcement.

5.4.2      Enforcement by Licensee.  In the event Licensor elects not to take action pursuant to Section 5.4.1 hereof within thirty (30) days after Licensor has been given notice of infringement of the Solutions Licensed Marks in any Solutions Fields of Use, Licensee may request approval from Licensor to initiate a suit or other enforcement action, at its sole cost and expense. Within fifteen (15) days of Licensee’s request for approval from Licensor, the Parties’ legal representatives shall discuss in good faith the merits and legal risks of any such suit or other enforcement action; provided, however, that Licensor shall, in its sole but good faith discretion, determine whether or not to ultimately approve such action. In the event Licensor does not respond to Licensee, the suit or other enforcement action shall be deemed to be disapproved by Licensor. If approved, Licensor shall participate as a co-plaintiff in any suit or action if needed to provide standing and shall otherwise cooperate with Licensee with regard to such suit or action, at Licensee’s sole cost and expense, and subject to appropriate indemnification as reasonably required by Licensor. Licensee shall indemnify Licensor against any and all judgments entered against Licensor or any other payments Licensor is required to make as a result of such suit or other enforcement action. Licensee may not settle such suit or enter into any other agreement affecting the Motorola Marks and/or Licensor’s rights in them without Licensor’s written approval. Licensee shall retain any monetary proceeds from such suit.

5.4.3      Enforcement by Licensee - Anti-Counterfeiting.  All costs and expenses pertaining to Licensee’s enforcement actions related to counterfeit products that fall within the Solutions Fields of Use shall be borne by Licensee. Licensee shall retain any monetary proceeds from such anti-counterfeiting actions. Licensee must notify Licensor of all relevant information regarding the counterfeits and Licensee’s enforcement efforts, after which the provisions of Section 5.4.2 hereof shall apply. Licensor, at Licensee’s cost and expense, shall cooperate and provide all assistance required by Licensee in connection with such action.

5.4.4      Enforcement by Licensor - Anti-Counterfeiting.  Licensor may, at Licensee’s sole cost and expense, initiate anti-counterfeiting actions related to the Motorola Marks in any Solutions Fields of Use. Licensee shall retain any monetary proceeds from such anti-counterfeiting actions. Licensee, at its cost and expense, shall cooperate and provide all assistance required by Licensor in connection with such action.

5.4.5      Right to Prevent Litigation.  Notwithstanding Sections 5.4.2 and 5.4.3 above, in the event Licensor reasonably believes that taking an enforcement action in any particular matter would create a significant and serious risk to its business interests or to the Motorola Marks, Licensor shall advise Licensee of this determination within the thirty (30) days from Licensee’s request for permission to initiate a suit or enforcement action, and Licensee shall take no action with respect to such matter.

5.4.6      Routine Preliminary Enforcement.  Notwithstanding any other provision of Section 5.4, Licensee is not required to give Licensor prior notification of routine enforcement actions, not rising to the level of litigation, which Licensee takes with respect to the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names. For purposes of this Section 5.4.6, administrative procedures (e.g., a proceeding under the ICANN Uniform Domain Name Dispute Resolution Policy or customs or police actions) and service of letters or other notification to third parties that would not confer declaratory judgment jurisdiction on those third-parties, shall not be considered to be litigation. In the event Licensee wishes to file suit or make infringement allegations against a third party, Licensee must notify Licensor of all relevant information regarding the infringement and Licensee’s enforcement efforts, after which the provisions of Sections 5.4.1 through 5.4.5 hereof shall apply. Licensee must also notify Licensor if litigation otherwise results from enforcement action pursuant to this Section 5.4.6, e.g., if the third-party files suit. Licensee shall be liable for all litigation costs and expenses, and subject to appropriate indemnification as reasonably required by Licensor.

5.4.7      Third-party infringement claims or lawsuits.  Licensee shall report to Licensor within five (5) business days all information in its possession relative to any actual or threatened suit or claim or other proceeding relating to the Solutions Licensed Marks brought or threatened to be brought against Licensee, or any of its Affiliates or sublicensees. Licensor shall have the right to control the defense of such suit, including any settlement or resolution thereof. Licensee shall have the right, at its sole cost and expense, to participate in the defense of any such suit or to take any other appropriate action relative thereto in cooperation with Licensor and otherwise subject to the terms, conditions and limitations of this Agreement. Licensee shall notify the carrier of insurance required under Section 7.2 of this Agreement promptly upon learning of any such actual or threatened claim, suit or other proceeding, in full compliance with all terms, conditions and requirements for coverage under said insurance policy.

5.4.8      Excluded Fields Of Use or Prohibited Use of Motorola Marks.  If during the Term of this Agreement, either Party or any of its Affiliates contemplates entering into an agreement with a third party to resolve or otherwise dispose of litigation or other dispute, including routine preliminary enforcement pursuant to Section 5.4.6, involving use of the Motorola Marks, Motorola Domain Names or Motorola Trade Names in the Territory that would prohibit use of a Solutions Licensed Mark, Solutions Licensed Domain Name or Solutions Licensed Trade Name in a Solutions Field of Use anywhere in the Territory, that Party shall promptly provide written notice to the other Party of its intent to enter into such agreement. The Parties’ legal representatives shall thereafter discuss in good faith the legal risks presented by such dispute. If the Party contemplating entering into such an agreement subsequently enters into such an agreement, it shall promptly provide written notice to the other Party, the schedules of this Agreement shall be amended accordingly, and the Parties shall in good faith negotiate Licensee’s reasonable phase-out period(s). Notwithstanding the foregoing, Licensee shall be required to notify, and receive approval from, Licensor prior to resolving or otherwise disposing of any dispute that would prohibit use of any of the Motorola Marks, including the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in any Field of Use, including Solutions Fields of Use, anywhere in the Territory.

5.5         Right of First Refusal.

5.5.1      During the Term of this Agreement, in the event that: (a) (i) Licensor, (ii) a trustee, assignee or receiver acting on Licensor’s behalf, or (iii) a secured party, seeks to sell, transfer, assign, give, bequeath or otherwise dispose of (each a “Transfer”) the Motorola Marks, or any portion thereof, as an independent stand-alone asset together with the goodwill pertaining thereto (a “ROFR Transaction”); or (b) if Licensor becomes subject to a Material Action, Licensor hereby unconditionally and irrevocably offers Licensee an exclusive right of first refusal to acquire the Motorola Marks, or any portion thereof, at then-fair market value, subject to the terms, conditions and limitations of this Agreement. For purposes of clarification, this right of first refusal does not apply to any Transfer in the absence of a Material Action that combines the Motorola Marks with the Transfer of all, or substantially all, of the assets of Licensor (such as, for instance, the sale or merger of Licensor’s business that includes, as part of such transaction, the Transfer of the Motorola Marks).

5.5.2      In the event Licensor desires to Transfer the Motorola Marks, or any portion thereof or interest therein, to a third party (a “Third-Party Offeror”) in a ROFR Transaction, then Licensor shall require such Third-Party Offeror to submit a bona fide, written purchase offer tendered at arms length, binding on the Third-Party Offeror, for the Motorola Marks or any portion thereof or interest therein (the “Third-Party Offer”). The Third-Party Offer shall set forth all of the terms of the proposed Transfer and shall not include any property other than the Motorola Marks or the relevant portion thereof or interest therein.

5.5.3      Upon receipt of the Third-Party Offer, Licensor shall notify Licensee of its desire to accept the Third-Party Offer, shall provide Licensee with a complete and accurate copy of the Third-Party Offer, and shall simultaneously deliver a written offer to Licensee, binding on Licensor, to Transfer the Motorola Marks, or the applicable portion thereof or interest therein, to Licensee upon terms not materially different from those set forth in the Third-Party Offer plus an additional 3% topping fee over the Third-Party Offer’s price (collectively, the “Motorola Marks Offer Notice”).

5.5.4      Within five (5) days of Licensee’s receipt of the Motorola Marks Offer Notice (“Initial Interest Period”), Licensee shall respond to Licensor to indicate whether Licensee may be interested in exercising its right of first refusal offered herein. Within fifteen (15) days of Licensee receipt of the Motorola Marks Offer Notice (the “Exercise Period”), Licensee may exercise its right of first refusal offered herein by providing written notice to Licensor. If Licensee so exercises its right of first refusal, then the Parties shall work together in good faith, and use their Reasonable Efforts, to: (i) prepare and negotiate definitive agreements to consummate the Transfer of the Motorola Marks, or the applicable portion thereof or interest therein, to Licensee; (ii) prepare and file any regulatory filings in an expedited manner, and take all actions reasonably necessary to apply for early termination of any applicable waiting periods under any federal laws (including antitrust laws); and (iii) close the Transfer of the Motorola Marks, or the applicable portion thereof or interest therein, to Licensee, upon the terms and conditions contained in the Motorola Marks Offer Notice, as soon as reasonably practicable but in any event by the later of: (a) sixty (60) days from the date Licensee notifies Licensor that it is exercising its right of first refusal hereunder; or (b) the date first allowed by law. If Licensee exercises its right of first refusal pursuant to this Section 5.5.4, but Licensee fails to close the Transfer of the Motorola Marks with the time periods identified in this Section 5.5.4, Licensor is free to Transfer the Motorola Marks, or the applicable portion thereof or interest therein, to any third party.

5.5.5      If Licensee either: (a) indicates within the Initial Interest Period that it is not interested in exercising its right of first refusal offered herein; or (b) fails to exercise its right of first refusal during the Exercise Period, then, and only then, shall Licensor be free to Transfer the Motorola Marks, or the applicable portion thereof or interest therein, to either the Third-Party Offeror or any other third party at a price that is at least as high as the price set forth in the Third-Party Offer and upon terms not materially different from the terms set forth in the Third-Party Offer. If Licensor and the Third-Party Offeror or any other third party fail to consummate the Transfer as contemplated in this Section 5.5 within the later of: (a) one-hundred eighty (180) days after the expiration of the Exercise Period; or (b) the date first allowed by law, then Licensor shall not be permitted to Transfer the Motorola Marks, or any portion thereof or interest therein, to any other third party (including the Third-Party Offeror), without first offering Licensee the right of first refusal set forth herein.

5.6         Motorola.com.  Licensee acknowledges that as of the Effective Date of this Agreement, Licensor owns and controls all rights and interest in and to the domain name registration for, and homepage located at, “motorola.com.” Notwithstanding any other provision of this Agreement, the Parties agree that: (i) Licensee is permitted to use, and shall share use with Licensor of, the homepage located at motorola.com; and (ii) Licensee is permitted to use Licensee’s subpages, e.g., motorola.com/government, for thirty (30) months from the effective date of the Distribution Date, as that term is defined in the MSDA Agreement. Such use will allow the Parties to avoid to the extent possible any potential customer or consumer confusion that might arise as a result of, and educate their respective consumers about, the Separation Transactions. All costs and expenses directly related to registration, maintenance, and operation of the motorola.com homepage, and all costs related to the operation of the Motorola.com website incurred by Licensor but which benefits both Licensee and Licensor as a result of the foregoing sharing arrangement, during this period shall be borne equally by Licensee and Licensor. Licensee shall bear all costs related to the maintenance and operation of Licensee’s subpages.

5.7         Management of the Solutions Licensed Marks, Domain Names and Trade Names.  In order to protect and preserve the Motorola Marks, Motorola Domain Names and Motorola Trade Names, Licensee agrees to cooperate and comply with all reasonable measures undertaken by Licensor to review and evaluate the portfolio of Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names, including but not limited to, a quarterly review, on the dates set by Licensor, of the current and future planned use, or planned cessation of use, of any Solutions Licensed Marks, Solutions Licensed Domain Names or Solutions Licensed Trade Names anywhere in the Territory, and to otherwise reasonably cooperate and provide assistance with the administrative activities related thereto.

5.8         Motorola Trade Names.

5.8.1      Prior to the Separation Transactions on or about January 1, 2011, the Parties shall use their respective and collective Reasonable Efforts to review and agree upon Solutions Proposed Trade Names to be used by Licensee from and after the effective date of the Distribution Date, as that term is defined in the MSDA Agreement and included on Schedule H.

5.8.2      As of January 1, 2011, Licensee and its Affiliates shall not use “Motorola Corporation,” “Motorola Corp.,” “Motorola, Incorporated,” “Motorola, Inc.,” “Motorola Enterprises,” “Motorola Technologies,” “Motorola Telecommunications,” “Motorola Electronics,” “Motorola Mobile,” “Motorola Mobility,” or any colorable imitations or foreign equivalents of same for any of its businesses in any Fields of Use as a trademark or trade name; provided that Licensee and its Affiliates may make limited, non-prominent and nominative uses of “Motorola, Inc.” as reasonably necessary for historic or factual reference. In the event Licensee wishes to change its name from “Motorola Solutions, Inc.” after the effective date of the Distribution Date, as that term is defined in the MSDA Agreement, and the new name utilizes the Motorola Marks, or colorable imitations or foreign equivalents of same, the provisions of Section 2.5.2 shall apply.

5.8.3      For thirty (30) months from the effective date of the Distribution Date, as that term is defined in the MSDA Agreement, and without forming any intent not to thereafter resume use, Licensor and its Affiliates shall not use (i) “Motorola Corporation,” “Motorola Corp.,” “Motorola, Incorporated,” “Motorola, Inc.,” “Motorola Enterprises,” “Motorola Technologies,” “Motorola Telecommunications,” “Motorola Electronics,” “Motorola Systems,” “Motorola Solutions,” or any colorable imitations or foreign equivalents of same for any of its businesses in any Fields of Use; or (ii) any name or designation that would indicate that Licensor is the company formerly known as “Motorola, Inc.” as a trademark or trade name; provided that Licensor and its Affiliates may make limited, non-prominent and nominative uses of “Motorola, Inc.” as reasonably necessary for historic or factual reference.

5.9      Motorola Stock Tickers.  Licensee shall use the stock ticker symbol MSI. In the event Licensee wishes to change its stock ticker symbol to a new stock ticker utilizing the Motorola Marks or any abbreviations or derivatives containing the Motorola Marks, the new ticker symbol shall be treated as a request for a Proposed Trade Name, and the provisions of Section 2.5 shall apply. For two and a half (2.5) years from the effective date of the Distribution Date, as that term is defined in the MSDA Agreement, Licensor and its Affiliates shall not use any stock ticker symbol containing the sequence of letters “mot,” either alone or in conjunction with other letters.

5.10      Motorola Toll-Free Number(s).  Licensor shall own all toll-free numbers, including without limitation, 800, 866, 877, and 888 extensions, which contain numbers that in sequence spell out any of the Motorola Marks. The Parties will work together to determine which toll-free numbers containing the Motorola Marks or Solutions Licensed Marks, each party will operate, provided that in the event the Parties can not agree, Licensor shall make such determination in its sole, good faith discretion. The Parties will work together to implement a plan to transfer misdirected calls, at the other party’s expense, in order to minimize disruptions. Licensee’s use of toll-free numbers containing the Solutions Licensed Marks shall be deemed a trademark use under this Agreement, and the terms and conditions of this Agreement shall apply to such use.

ARTICLE 6

QUALITY CONTROL

6.1         Licensee’s Use Subject to Licensor’s Quality Control.  Licensee acknowledges that the Motorola Marks are extremely valuable and must continue to be associated only with high-quality products and services in order to maintain their value. Licensee agrees that its use of the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names is subject to the terms and requirements of this Article 6 regarding product and service quality and mark usage, and subject to Licensor’s Master Brand Usage Guidelines attached as Exhibit A. Licensee further agrees to cooperate and comply in good faith with all commercially reasonable quality control measures undertaken by or at the request of Licensor in order to preserve or protect the integrity of the Motorola Marks, including the Solutions Licensed Marks, and shall not intentionally produce poor quality product or services in order to damage the Motorola Marks.

6.2         Product and Service Quality.

6.2.1      Licensee shall only use the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in connection with high-quality products and services that comply with all applicable laws and regulations in the respective jurisdictions in which such products and services are advertised, marketed, sold, distributed or manufactured. Products and services that are at least of equal quality to Licensee’s products and services as of the Effective Date shall generally be considered to comply with this Section 6.2, subject to changing market conditions or expectations.

6.2.2      Notice of non-compliance.  If Licensor determines that Licensee, or any of its Affiliates or sublicensees, is not in compliance with this Section 6.2, then Licensor may notify Licensee of such non-compliance (“Notice of Non-Compliance”). A Notice of Non-Compliance from Licensor shall be in writing and shall set forth with sufficient particularity a description of the nature of the non-compliance, and any requested action for curing such non-compliance. Additionally, Licensee shall promptly notify Licensor of any Material Incident, as that term is defined in the attached Exhibit C (“Quality Control Reporting Protocols”) that comes to its attention. Upon Licensee’s receipt of a Notice of Non-Compliance, or Licensor’s receipt of notification of a Material Incident, Licensee shall promptly correct the issues identified therein (“Quality Issues”), by enacting the cure mechanisms contained in 6.2.2.1 through 6.2.2.4.

6.2.2.1      Cure Plan.  Licensee shall use Reasonable Efforts to cure or otherwise resolve all Quality Issues as soon as possible. In the event that the Quality Issues identified in a Notice of Non-Compliance cannot be cured or otherwise resolved within thirty (30) days from receipt of such notice, Licensee shall submit to Licensor a written plan to correct such Quality Issues (“Cure Plan”) within sixty (60) days after receipt of such Notice of Non-Compliance. For Quality Issues identified in a notification of Material Incident, such Cure Plan shall accompany Licensee’s notification of the Material Incident to Licensor.

6.2.2.2      Cure Plan Approval.  After Licensee submits its Cure Plan to Licensor, the Parties shall each appoint a representative to promptly review and discuss in good faith the proposed Cure Plan.

6.2.2.3      Initial Cure Period.  Once Licensor, in its sole but good faith discretion, has approved the Cure Plan (“Cure Plan Approval”), Licensee shall have a one-hundred twenty (120) day cure period, or a longer period as approved by Licensor on a case-by-case basis in its sole but good faith discretion (“Initial Cure Period”) from Cure Plan Approval to correct the Quality Issues. For the avoidance of doubt, Licensee shall act in good faith, using Reasonable Efforts, to correct the Quality Issues as soon as possible.

6.2.2.4      Additional Cure Period.  If the Quality Issues are not capable of being cured, or the Cure Plan is not capable of being completely executed, within the Initial Cure Period (e.g., an EPA-related incident) or the Quality Issues otherwise remain uncured after the expiration of the Initial Cure Period, then Licensor and Licensee shall each appoint a representative to promptly negotiate in good faith additional or other cure plans (“Additional Cure Plan”) for a different or additional cure period (“Additional Cure Period”) that may be reasonably necessary to correct such Quality Issues. Provided, however, that if the Parties are unable to agree on an Additional Cure Plan or Additional Cure Period, Licensor shall, in its sole but good faith discretion, determine such Additional Cure Plan or Additional Cure Period.

6.2.2.5      Effect of Noncompliance.  If the Quality Issues have not been cured to the satisfaction of Licensor or the Quality Issues remain otherwise uncured after the time period provided for in the Initial Cure Period and any Additional Cure Period(s), then such

Quality Issues shall be deemed uncured (“Uncured Quality Issues”). In that case, Licensee shall cease use of the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names on or in connection with the products, services or activities that are the subject of the Uncured Quality Issues as soon as reasonably practicable but in no event later than six (6) months after such Quality Issues are determined to be Uncured Quality Issues with regard to use for Marketing Materials and Promotional Items, and one (1) year with regard to all use on Licensee’s products. During the time periods identified in this Section 6.2.2.5, Licensee shall have no right to create, manufacture, produce, distribute or otherwise use any new Marketing Materials, Promotional Items, or products or services using any Motorola Marks, Motorola Domain Names or Motorola Trade Names, which are the subject of the Uncured Quality Issues.

6.2.3      Licensor recognizes that Licensee has used the Solutions Licensed Marks in connection with the Solutions Fields of Use for many years, and during that period has used the Solutions Licensed Marks in connection with products and services found to be of acceptable quality. Licensor further recognizes that Licensee has in place, and Licensee agrees that it shall maintain throughout the Term of this Agreement, an effective system for evaluating, monitoring and ensuring the continuing quality of products and services Licensee sells in connection with the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names.

6.2.4      Licensee shall submit yearly reports to Licensor, on the dates set by Licensor, in substantially the same form as Exhibit C attached hereto. Licensor, in its sole discretion, reserves the right to modify Exhibit C from time to time (if modified, “Amended Exhibit C”), but Licensor shall reasonably consult with Licensee prior to modifying such exhibit. Upon receipt by Licensee of such Amended Exhibit C, this Agreement shall immediately become modified to include only the most recent Amended Exhibit C.

6.2.5      Notwithstanding any other provision of this Section 6.2, Licensor or its authorized designee may, in Licensor’s sole discretion, conduct quality control audits to inspect plants, facilities, products or services bearing or associated with the Solutions Licensed Marks, Solutions Licensed Domain Names or Solutions Licensed Trade Names. In addition, Licensor shall have the right to conduct additional quality control audits: (i) as the result of any Material Incident; (ii) of a sublicensee, upon Licensee’s sublicense of any of its rights hereunder; (iii) upon a Licensee Change of Control; or (iv) as reasonably necessary to ensure compliance with this Section 6.2. A request for audit shall be made at least ten (10) business days prior to the commencement of such audit. Any audit shall be conducted during regular business hours, and in a manner designed to minimize disruption to Licensee’s normal business activities.

6.2.6      Nothing in this Section 6.2 shall be deemed to expand the rights of Licensee herein, to limit Licensee’s obligations hereunder, or to preclude Licensor from pursuing any other rights or remedies

6.3         Mark Usage.

6.3.1      Licensee shall use the Solutions Licensed Marks in accordance with Licensor’s standards for mark usage. Mark usage that complies with Licensor’s Master Brand

Usage Guidelines shall be considered to comply with this Section 6.3. Upon Licensor’s reasonable request and at Licensee’s cost and expense, Licensee shall submit samples of its use of the Solutions Licensed Marks to Licensor and shall promptly correct any material mark usage deficiencies identified by Licensor. Use by Licensee of the Motorola Marks shall qualify as valid use by the Licensor, and Licensee shall take any actions or do anything, including signing any document, application, filing or agreement, or providing usage specimens reasonably necessary or desired to establish the use of Motorola Marks by Licensee, its Affiliates and sublicensees under license from Licensor.

6.3.2      Licensor, in its sole discretion, reserves the right to modify the Master Brand Usage Guidelines from time to time (if modified, “Amended Exhibit A”). Licensor shall reasonably consult with Licensee prior to modifying the Master Brand Usage Guidelines; however, the right to modify remains in Licensor’s sole discretion. Licensor shall only include, and require Licensee to comply with, modifications to the Master Brand Usage Guidelines that it also intends to adopt in connection with its use of the Motorola Marks in its business operations. In the event of such modification(s), Licensor shall promptly provide Licensee with one or more Amended Exhibits A. Upon receipt by Licensee of such Amended Exhibit A, this Agreement shall immediately become modified to include only the Master Brand Usage Guidelines identified on the most recent Amended Exhibit A. Licensee shall conform all uses of the Solutions Licensed Marks, Solutions Licensed Domain Names and Solutions Licensed Trade Names in accordance with Amended Exhibit A as soon as reasonably practicable and in no event later than four (4) years after Licensor provides Licensee with the Amended Exhibit A with regard to use for Marketing Materials, Promotional Items and all use on Licensee’s products. For the avoidance of doubt, Licensee shall not be required to recall, destroy, rebrand or otherwise dispose of any of its Marketing Materials, Promotional Items or products distributed or sold before or prior to expiration of the time period identified in this Section 6.3.2.

6.4         Marking.

6.4.1      Licensee shall use the following notice, as may be amended from time to time by Licensor, on the Marketing Materials and, to the extent commercially reasonable, on Promotional Items, in the Solutions Fields of Use to identify licensed uses under this Agreement and the proprietary rights of Licensor:

MOTOROLA, MOTO, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. © (insert year of publication) Motorola Solutions, Inc. All rights reserved.

6.4.2      Licensee’s ownership of any copyrighted materials incorporating the Solutions Licensed Marks is subject to the rights granted by Licensor hereunder.

6.5         Generally.  Licensee shall, at all times, conduct its business and operations to enhance and support the value and prestige of the Motorola Marks and Licensor, and so as not to bring disrepute upon the Motorola Marks or Licensor. Further, at all times, Licensee shall comply with the requirements of Licensor’s Master Brand Usage Guidelines.

6.6         Existing Domain Names and Trade Names.  Licensee shall compile and provide to Licensor a list of all Motorola Domain Names and Motorola Trade Names that it has registered and/or is using as of the Effective Date in due course following the execution of this Agreement.

ARTICLE 7

INDEMNIFICATION AND INSURANCE

7.1         Indemnification.

7.1.1      Licensee agrees to defend, indemnify and hold harmless Licensor and its current and future Affiliates, successors, legal representatives or assigns, and their respective officers, agents or employees (collectively, “Licensor Entities”), with legal counsel reasonably acceptable to Licensor which acceptance shall not be unreasonably withheld, conditioned or delayed, from any and all third party lawsuits, actions, claims, damages, liabilities, costs and expenses, including reasonable attorneys fees, court costs and other legal expenses, through all levels of appeal (collectively, “Claim”) arising out of or related to: (i) Licensee’s use of the Motorola Marks outside the scope of Licensee’s rights hereunder; (ii) any claims related to the manufacturing (including under any theory of product liability, tort or otherwise), sale, distribution, marketing or advertising of Licensee’s products or services which use the Solutions Licensed Marks, Solutions Licensed Domain Names or Solutions Licensed Trade Names, except for claims related to Licensor’s trademark infringement indemnification obligation contained in 7.1.2; (ii) any claims related to New Marks, New Domain Names or New Trade Names used by Licensee; and (iv) any breaches of this Agreement by the Licensee Entities.

7.1.2      Licensor agrees to defend, indemnify and hold harmless Licensee and its current and future Affiliates, successors, sublicensees, legal representatives or assigns, and their respective officers, agents or employees (collectively, “Licensee Entities”), with legal counsel reasonably acceptable to Licensee which acceptance shall not be unreasonably withheld, conditioned or delayed, from any and all Claims arising out of or in connection with: (i) any claim that Licensee’s use of the Solutions Licensed Marks, Solutions Licensed Domain Names or Solutions Licensed Trade Names (excluding any New Marks, New Domain Names or Trade Names) as permitted under this Agreement violates the trademark rights of a third party; and (ii) any breaches of this Agreement by the Licensor Entities.

7.1.3      A Party entitled to indemnification under this Agreement (the “Indemnified Party”) shall tender within seven (7) business days a claim to the other Party (the “Indemnifying Party”) by notifying the Indemnifying Party of the relevant Claim after first receiving written notice thereof; provided, however, that a failure to provide written notice of the Claim within seven (7) business days shall not affect the Indemnified Party’s right to indemnification except to the extent that the delay materially prejudices the Indemnifying Party’s ability to respond to the Claim. The Indemnifying Party shall promptly assume the defense of the suit or proceeding at its own expense, and shall pay all costs associated with the defense, including attorneys’ fees. The Indemnifying Party shall inform and consult with the Indemnified Party on a regular basis regarding the progress of such Claim, including any proposed settlements thereof. The Indemnifying Party shall have full control over such defense, including any settlement discussions; provided, however, that the Indemnified Party: (a) may participate, at its own expense, in the defense and any settlement discussions using counsel of its choosing; (b) shall cooperate with the Indemnifying Party as reasonably requested by, and at the expense of, the Indemnifying Party; and (c) shall have the right to approve any settlement, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that such approval shall be at the Indemnified Party’s sole discretion in the event that the settlement: (i) binds or purports to bind the Indemnified Party; (ii) involves a criminal Claim; or (iii) contains a stipulation to, or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort, or otherwise) on the part of the Indemnified Party.

7.2         Insurance.

7.2.1      As of the effective date of Licensee’s separation from the Transferred Businesses, Licensee shall maintain during the term of this Agreement, with insurance companies with a Best’s rating of A- or above, the following insurance coverage:

7.2.1.1      Workers’ Compensation and occupational disease, in compliance with the statutory requirements of the state, province or other jurisdiction in which the work is performed, and employers’ liability insurance with an insured limit of not less than one million U.S. dollars (U.S. $1,000,000) per accident. Licensee shall arrange for its Workers’ Compensation and Employer’s Liability insurers to waive all subrogation rights against Licensor; and

7.2.1.2      Commercial General Liability insurance on an occurrence basis in an amount not less than five million U.S. dollars (U.S. $5,000,000) per occurrence for bodily injury including death, personal injury, and property damage including loss of use and also covering products/completed operations liability, broad form property damage, independent contractor coverage, and contractual liability.

7.2.2      Any deductible or self-insured retention in such insurance shall be at the sole cost of Licensee.

7.2.3      The required insured limits under commercial general liability and employer’s liability insurance can be composed of any combination of primary and excess (umbrella) insurance policies.

7.2.4      Such policy(ies) must provide Licensor with at least thirty (30) days written notice in the event of a material alteration or cancellation of any such policy.

7.2.5      Such policy(ies) must provide coverage for Licensee and its Affiliates.

7.2.6      Licensee shall provide a Certificate of Insurance to Licensor demonstrating such coverage, within thirty (30) days of the effective date of Licensee’s separation from the Transferred Businesses.

7.2.7      The maintenance of insurance does not relieve Licensee of any obligation for which it would otherwise be responsible, including without limitation Licensee’s indemnification obligations hereunder.

7.2.8      Licensee shall ensure that any sublicense permitted under Sections 2.5.3.1 and 3.2 shall be bound to the same terms to which Licensee is bound under this Section. Licensee agrees that it shall not sublicense its rights until it has confirmed that such sublicense has in force insurance in the forms and types specified in this insurance provision. Appropriate Certificates of Insurance or other evidence of such insurance coverage shall be provided to Licensor, as reasonably requested by Licensor.

7.2.9      Licensee shall list Licensor as an additional insured with respect to each insurance policy required pursuant to this Section 7.2, and the insurance shall be designated as primary with respect to, and not contributing to or in excess of, any other similar insurance maintained by Licensor.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1         Representations and Warranties. Each Party makes the following representations and warranties that:

8.1.1      The Party has the full legal right, title, interest, power and authority to enter into this Agreement and to perform its legal obligations hereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of the Party, and constitutes a legal, valid, binding obligation, enforceable against the Party in accordance with its terms; and

8.1.2      To the best of the Party’s knowledge and belief, the execution and delivery of this Agreement and the performance of the Party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations and do not conflict with, or constitute a default under, any contractual obligation of the Party.

8.2         Licensor’s Representations and Warranties.  Licensor warrants to Licensee that as of the Effective Date of this Agreement:

8.2.1      Licensor is aware of no other party that owns superior rights to Owner in and to the Solutions Licensed Marks in the Territory, except as specifically set forth on Schedule I, attached hereto and made a part hereof;

8.2.2      The Solutions Licensed Marks are valid, subsisting and, as to registered marks, are in full force and effect;

8.2.3      Each of the Solutions Licensed Marks is registered in the name of Owner or its Affiliates, in the Territory as set forth on Schedule A, or, if not duly registered in any country in the Territory where such registration is necessary or desirable for the use by Licensee of the Solutions Licensed Marks therein, Licensor, upon Licensee’s request, shall promptly apply for registration of same, although there is no representation or warranty that any such application will result in an issued registration;

8.2.4      To the best of Licensor’s knowledge and belief, neither the Solutions Licensed Marks nor the use of them in accordance with this Agreement violates or infringes any trademark, service mark or other proprietary designation of a third-party, and there are no pending, or, to the knowledge of Licensor, threatened claims alleging that the Solutions Licensed Marks infringe the intellectual property rights of any third party; and

8.2.5      None of the Solutions Licensed Marks contains any material which Licensor is not duly authorized to use in connection with such Solutions Licensed Marks.

8.3          Licensee’s Representations and Warranties.  Licensee warrants to Licensor that as of the Effective Date of this Agreement, all products and services in the Solutions Fields of Use and the manufacture, production, marketing, promotion, advertising and sale of the products and services in the Solutions Fields of Use shall comply in all material respects with all applicable laws, rules and regulations and all other terms, conditions and limitations set forth in this Agreement.

ARTICLE 9

CONFIDENTIALITY

9.1         Confidential Information.  During the course of performance of this Agreement, a Party may disclose to the other Party certain Confidential Information. Each Party shall hold such Confidential Information in confidence and shall take reasonable measures to protect it from public disclosure, such measures in no event to be less than the highest degree of care taken by each Party to protect its own Confidential Information at a comparable level of protection for similar types of Confidential Information. Neither Party shall disclose the other Party’s Confidential Information in violation of this Agreement, and shall use it solely for the purpose of securing its rights and performing its obligations under this Agreement. At the conclusion of this Agreement, the receiving Party shall either return to the disclosing Party any Confidential Information of the other Party in its possession (including all copies thereof or materials based on or incorporating such Confidential Information) or shall, at the disclosing Party’s direction, destroy such Confidential Information and certify as to such destruction to the disclosing Party; provided, however, that the receiving Party shall be allowed to retain one copy of the Confidential Information for archival purposes only.

9.2         Permitted Disclosure.  Notwithstanding anything set forth herein to the contrary, either Party may disclose the other Party’s Confidential Information upon the order of any competent court or government agency, or as required by applicable law or regulation or the rules and requirements of any exchange on which a Party has its securities listed; provided, however, that prior to any such disclosure, the receiving Party shall provide the disclosing Party with reasonable notice of such order or requirement, and the opportunity to obtain protective relief. Either Party shall be permitted to disclose the terms of this Agreement and the other Party’s Confidential Information, as reasonably necessary, to its agents, legal representatives, and other third parties as required to prosecute or otherwise obtain, register, maintain and enforce the Solutions Licensed Marks, Solutions Licensed Domain Names or Solutions Licensed Trade Names.

ARTICLE 10

DISPUTE RESOLUTION

10.1      Dispute Resolution.  It is the intention of the Parties to use their respective and collective Reasonable Efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute, controversy or claim arising under, out of or relating to this Agreement that may arise from time to time. Any dispute between the Parties related to this Agreement shall be resolved in accordance with this Article 10, which shall be the exclusive remedy for any dispute hereunder; provided, however, that if the dispute is not resolved to the satisfaction of a Party in accordance with this Section 10.1, either Party may elect to take the dispute to arbitration pursuant to Article 11, and if the dispute involves a Fundamental Matter and is not resolved to the satisfaction of a Party in accordance with this Section 10.1, either Party may elect to take such dispute to a court of competent jurisdiction pursuant to Article 12 of this Agreement. Nothing in this Agreement shall limit the nature or scope of remedies available to the arbitrators in connection with the resolution of a dispute.

10.1.1     In the event of a dispute between the Parties, such dispute shall be resolved by way of the following process:

10.1.1.1      A Party shall provide notice to the other Party of such dispute.

10.1.1.2      The Parties shall meet to discuss the basis for such dispute and shall use their Reasonable Efforts to negotiate in good faith to reach a reasonable resolution to such dispute.

10.1.1.3      If the Parties fail to resolve such dispute within thirty (30) days of notice of such dispute, the matter in dispute shall be brought to the attention of Senior Management of each Party. The Senior Management of each Party shall meet in person to negotiate a good faith resolution to such dispute within thirty (30) days of their receipt of written notice that the Parties have failed to resolve such dispute. If the Senior Management of the Parties are unable to resolve such dispute within such thirty (30) day period, then the Chief Executive Officers of the Parties shall meet in person to negotiate a good faith resolution to such dispute within sixty (60) days of their receipt of written notice that the Senior Management of the Parties has failed to resolve such dispute.

10.1.1.4      If the negotiations as outlined in the preceding subsections have failed to resolve such dispute, either Party may seek binding arbitration in accordance with Article 11. The Parties shall comply with any final determination of the arbitrators that are engaged pursuant this Section 10.1.1.4.

10.1.1.5      If either Party does not act in accordance with this Article 10, then the other Party may seek any and all remedies available at law or in equity to enforce this Article 10.

ARTICLE 11

ARBITRATION

11.1      Arbitration.  Except as otherwise provided in Section 10.1 for resolution of Fundamental Matters, any dispute, controversy or claim arising under, out of or relating to this Agreement, including any dispute not resolved as outlined in Article 10, shall be exclusively referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association (“AAA”) for large or complex commercial disputes in force at the time when the arbitration is initiated. The place of arbitration shall be Chicago, Illinois. The arbitration shall be conducted in the English language before three (3) arbitrators appointed in accordance with the AAA Rules; whereby each Party is entitled to nominate one (1) arbitrator who each must have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney and experienced in trademark matters so as to better understand the legal and business issues addressed in the arbitration, and who does not have any conflict of interest in serving as an arbitrator. The Parties shall have thirty (30) days from the commencement of an arbitration to appoint their arbitrator, and the third arbitrator shall be appointed within ten (10) days of the appointment of the Parties arbitrators.

11.1.1      The Parties understand and acknowledge that such arbitration will go beyond the resolution of issues of law in the strict sense but also relate to the future business conduct of either or both Parties, including, but not limited to, disputes which relate to and will affect the future rights and duties of the Parties.

11.1.2      This agreement to arbitrate shall, with the exception of disputes involving Fundamental Matters, be the exclusive remedy for the resolution of all disputes under this Agreement and shall be specifically enforceable. Judgment upon any award rendered by the arbitration may be entered by any State or Federal court having jurisdiction. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrators.

11.1.3      The Licensor and Licensee intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable. The designation of a site or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. The decision of the arbitrators shall be binding and shall not be subject to judicial review.

11.1.4      Injunctive Relief; Other Actions. Notwithstanding the other provisions of Article 10 or Article 11, both Licensor and Licensee may request a court of competent jurisdiction to grant provisional injunctive relief solely for the purpose of maintaining the status quo until the arbitrators can render an award on the matter in question, or in the case of a

Fundamental Matter, until a court can rule on the matter in question. The Parties acknowledge and agree that any delays in seeking preliminary or permanent injunctive relief, as a result of following the procedures of Article 10 or otherwise seeking in good faith to amicably resolve any disputes, shall not be a basis for denial of such relief. It is understood and agreed that Licensor may seek injunctive relief in matters involving use of the Solutions Licensed Marks, Solutions Licensed Domain Names, Solutions Licensed Trade Names or other Motorola Marks, and either Party may seek injunctive relief in matters involving the disclosure of that Party’s Confidential Information or to prevent the use of the Solutions Licensed Marks or other Motorola Marks in violation of a Party’s exclusive rights. It is further understood and agreed that nothing in this Section 11.1 shall in any way limit either Parties’ rights under Section 4.3.1 to terminate this Agreement upon the occurrence of a Material Breach by the other Party.

11.1.5      The arbitrators shall have continuing jurisdiction to implement their decision. Each Party shall initially be responsible for its own costs and attorney’s fees, and shall share the expenses of the arbitration equally; provided, however, that in the event the losing Party has been found to have engaged in bad faith in its dealings with the prevailing Party, the arbitrators shall award all expenses of the arbitration, costs and reasonable attorney’s fees to the prevailing Party. Expeditious adjudication of the dispute is important to the Parties. Unless otherwise provided by the Rules of Arbitration of the AAA, established by the arbitrators or agreed to by the Parties, the Parties shall have sixty (60) days from the appointment of the last of the three arbitrators to present and/or submit their positions to the arbitrators, and the Parties shall have a hearing before the arbitrators within thirty (30) days after the last submission. The arbitrators shall hear evidence by each Party and resolve each of the issues identified by the Parties. The Parties shall use all Reasonable Efforts to make witnesses available for the proceedings. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue which clearly states the basis upon which such resolution and award is made (and which may include injunctive relief, enforceable in a court of law with competent jurisdiction in the Territory). The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event later than thirty (30) days after conclusion of the hearing, unless otherwise agreed to by the Parties. No information concerning an arbitration, beyond the names of the Parties and the relief requested, may be unilaterally disclosed to a third party by either Party unless required to do so by law or by a competent regulatory body, provided that the arbitrators are furnished with details of the disclosure and an explanation of the reasons for it.

ARTICLE 12

COURT ACTION

12.1         Court Action.  In the event that either Party does not act in accordance with Article 10 or Article 11 of this Agreement, then the other Party may seek any and all remedies available at law or in equity to enforce the provisions of Article 10 or Article 11 by pursuing such breach in a court of competent jurisdiction.

12.1.1      In the event that the dispute involves a Fundamental Matter that is not resolved to the satisfaction of a Party in accordance with Article 10, then such Party may seek any and all remedies available at law or in equity to enforce the terms and conditions of this Agreement by pursuing such dispute involving the Fundamental Matter in a court of competent jurisdiction.

12.1.2      It is understood and agreed that all court costs, e.g., filing fees, but not attorneys’ fees, of the prevailing Party related to a court action brought pursuant to this Article 12, and finally disposed of by such court, shall be borne by the losing Party, whether or not such court enters an order relating to such court costs.

ARTICLE 13

MISCELLANEOUS

13.1         Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.2         Days and Quarters.  Unless otherwise expressly stated in a particular Section, Schedule or Exhibit of this Agreement, references to “days” means calendar, not business, days, and references to “quarter” means calendar quarters.

13.3         Entire Agreement.  This Agreement and the attached Schedules and Exhibits, as may be amended from time to time, constitute the entire agreement between the Parties related to the subject matter of the Agreement and supersede all prior agreements, discussions and understandings between the Parties related to its subject matter. The “whereas” recitals are incorporated herein as operative provisions of this Agreement. No provision of this Agreement may be modified, amended or waived except by a written agreement between the Parties entered into after the date of this Agreement’s execution.

13.4         Force Majeure.  Neither Party shall be liable for any failure of or delay in the performance of its obligations under this Agreement for the period that the failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond that Party’s reasonable control, it being understood that lack of financial resources shall not be deemed a cause beyond that Party’s control. Each Party shall promptly notify the other Party of the occurrence of any such cause and carry out the affected performance as promptly as practicable after the cause of the problem is alleviated.

13.5         Governing Law.  The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the Schedules and Exhibits hereto (whether arising in contract, tort, equity or otherwise).

13.6         Headings.  The headings appearing in this Agreement are inserted only as a matter of convenience for reference only. In the event of a conflict between the headings and the content of an Article, Section, Schedule or Exhibit, the content of the Article, Section, Schedule or Exhibit shall control.

13.7         Invalidity.  If any provision or provisions of this Agreement shall be held to be invalid or unenforceable, such holdings shall not be deemed to terminate, cancel or otherwise invalidate this Agreement, but the remainder thereof shall be given effect.

13.8         Jurisdiction.  If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably: (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware; (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient; and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

13.9         Limitation on Damages.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO ANOTHER PERSON IN CONNECTION WITH A THIRD PARTY CLAIM PURSUANT TO SECTION 7.1, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 13.9. THIS SECTION SURVIVES THE TERMINATION OF THIS AGREEMENT.

13.10         No Third-Party Beneficiaries.  Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.11         Notices.  Except as otherwise specifically provided in Section 2.5.1.2, 2.5.1.3, and 2.5.2.1 herein, any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “Notice”) required or permitted under this Agreement must be in writing and shall be delivered in person, by facsimile with confirmation or by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the addresses set forth on the attached Schedule J for Licensee and Licensor. Notice shall be deemed received: (i) if by personal delivery, on the date delivered; (ii) if by telecopy, on the date confirmed; (iii) if by overnight delivery service, on the date delivered; and (iv) if by mail, five (5) days after mailing. Any Party may designate, by Notice to the other Party, substitute addresses or addressees for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addressees.

13.12         Recordation of Agreements; Cooperation.  The Parties recognize that in some countries in the Territory, it may be necessary or desirable to record or register this Agreement or some form of short form license, sublicense, registered user or other agreement or documentation (“Registered User Documents”); and the Parties shall cooperate with each other to prepare and execute any such Registered User Documents and to file for and obtain registration or recordation of such Registered User Documents, in the Territory (to be determined in Licensor’s sole discretion). Licensor shall also execute all documents and take all such other necessary steps reasonably required for Licensee to otherwise record its rights under this Agreement. The costs and expenses associated with this Section 13.13 shall be shared equally between the Parties. The Parties shall not record or otherwise disseminate or distribute this Agreement without prior written notice to the other Party pursuant to Article 9.

13.13         Relationship Created.  Nothing contained in this Agreement shall be deemed or construed to create any partnership or joint venture or principal/agent or agency relationship between Licensor and Licensee, nor shall the execution, completion and implementation of this Agreement confer on either Party any power to bind or impose any obligations on the other Party or any third parties or to pledge the credit of the other Party.

13.14         Successors.  This Agreement shall be deemed to inure to the benefit of the Parties and bind the Parties hereto and their respective current and future permitted successors, assigns and sublicensees.

13.15         Survival.  The terms and conditions set forth in Sections 3.1, 4.4, 5.1 and 13.9, and Articles 6, 7, 9 and 13, including the related definitions set forth in Article 1, shall survive any termination of this Agreement.

13.16         Waiver; Election of Remedies.  No waiver by a Party of any default or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor be deemed an election among available remedies. Except as otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Amended and Restated Agreement.

LICENSOR	LICENSEE

Motorola, Trademark Holdings, LLC	Motorola, Inc.

By: /s/ Scott Offer	By: /s/ Gregory Q. Brown
Name: Scott Offer	Name: Gregory Q. Brown
Title: Sr. Vice President & Assistant Secretary Date: November 11, 2010	Title: Co-CEO, Motorola, Inc., CEO Motorola Solutions
Date: November 10, 2010

STATE OF ILLINOIS	)
	)	ss.:
COUNTY OF LAKE	)

ACKNOWLEDGMENT

On this 11th day of November, 2010, before me came Scott Offer, who stated that he/she is the Sr. Vice President & Assistant Secretary of Motorola, Trademark Holdings, LLC and acknowledged that he/she executed the above instrument as the act and deed of Motorola, Trademark Holdings, LLC with full authority to do so.

/s/ Mary B. Krein
Notary Public <seal>

STATE OF ILLINOIS	)
	)	ss.:
COUNTY OF COOK	)

ACKNOWLEDGMENT

On this 10th day of November, 2010, before me came Gregory Q. Brown, who stated that he/she is the Co-CEO and CEO of Motorola, Inc. and Motorola Solutions and acknowledged that he/she executed the above instrument as the act and deed of CEO/Co-CEO with full authority to do so.

/s/ Helen Holowka
Notary Public <seal>